Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NATIONAL COMMERCE CORPORATION

(a Delaware corporation)

NATIONAL BANK OF COMMERCE

(a national banking association)

and

PREMIER COMMUNITY BANK OF FLORIDA

(a Florida banking corporation)

Dated as of

March 20, 2018

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 20, 2018, by and between National Commerce Corporation (“NCC”), a corporation organized and existing under the Laws of the State of Delaware, with its principal office in Birmingham, Alabama; National Bank of Commerce (“NBC”), a national banking association organized and existing under the Laws of the United States, with its principal office in Birmingham, Alabama; and Premier Community Bank of Florida (“PCB”), a Florida banking corporation, with its principal office in Bradenton, Florida.

Preamble

The respective Boards of Directors of NCC, NBC and PCB have determined that the transactions described herein are in the best interests of the Parties and their respective stockholders. This Agreement provides for the acquisition of PCB by NCC pursuant to the merger (the “Merger”) of PCB with and into NBC, which is a wholly owned Subsidiary of NCC. At the effective time of the Merger, and except as provided herein, the outstanding shares of the capital stock of PCB shall be converted into the right to receive a fixed number shares of common stock of NCC and a fixed amount of cash. As a result, stockholders of PCB shall become stockholders of NCC, and the Assets and operations of PCB and NBC shall be combined under the charter of NBC.

The transactions described in or otherwise contemplated by this Agreement are subject to, among other things: (i) the filing by NCC and the effectiveness of a registration statement with respect to the shares of common stock of NCC to be issued to stockholders of PCB in the Merger; (ii) the approval of the stockholders of PCB; (iii) the approval of NCC as the sole stockholder of NBC; (iv) the approval of the OCC; and (v) the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC and the Treasury regulations promulgated thereunder, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the IRC for purposes of Sections 354, 356 and 361 of the IRC (and any comparable provision of state law) for federal and applicable state income tax purposes.

Certain capitalized terms used but not otherwise defined in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

Article 1
Transaction and Terms of Merger

1.1        The Merger.      Subject to the terms and conditions of this Agreement, at the Effective Time, PCB shall be merged with and into NBC in accordance with the provisions of 12 U.S.C. § 215a-1 and other applicable state and federal banking Laws. At the Effective Time, the separate corporate existence of PCB shall cease, and NBC shall be the surviving association resulting from the Merger (the “Surviving Association”) and shall continue to be governed by the Laws of the United States and the National Bank Act. The Merger will be consummated pursuant to the terms of this Agreement, which has been approved and adopted by a majority of the members of the respective Boards of Directors of NCC, NBC and PCB.

1.2        Time and Place of Closing.      The place of the Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the chief executive officers of NCC and PCB, the Closing will take place at 9:00 a.m. Central Time on the last Business Day of the month in which the closing conditions set forth in Article 9 (other than those conditions that are to be satisfied at the Closing) have been satisfied (or waived pursuant to Section 11.4 of this Agreement). The date of such Closing is referred to herein as the “Closing Date.”

1.3        Effective Time. Subject to the terms and conditions of this Agreement and the occurrence of the Closing, the Merger shall become effective on the date specified in the certification of the Merger to be issued by the OCC and at the time specified in the Articles of Merger to be filed with the Florida Secretary of State (the “Effective Time”). Unless the chief executive officers of NCC and PCB otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the Closing Date.

1.4        Voting Agreements. Concurrently with the execution and delivery of this Agreement and as a material condition hereto, each member of the PCB Board and certain executive officers of PCB are entering into Voting Agreements with NCC whereby, among other things, such Persons have agreed, upon the terms and subject to the conditions set forth therein, to vote all of the shares of PCB Common Stock owned by them in favor of this Agreement and the Merger and to support actions necessary to consummate the Merger.

Article 2
Effect of THE Merger

2.1       Charter Documents. The Articles of Association of NBC in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Association immediately after the Effective Time, unless and until amended in accordance with applicable Law. The Bylaws of NBC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Association immediately after the Effective Time, unless and until amended in accordance with applicable Law.

2.2        Directors and Officers.

(a)        The directors and officers of NCC immediately following the Effective Time shall consist of the directors and officers of NCC immediately prior to the Effective Time. Such directors and officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(b)        The directors and officers of the Surviving Association immediately following the Effective Time shall consist of the directors and officers of NBC immediately prior to the Effective Time. Such directors and officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.3        Effect of Merger. At the Effective Time, all rights, franchises and interests of PCB and NBC in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Association by virtue of the Merger without any deed or other transfer. The Surviving Association shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by PCB and NBC immediately prior to the Effective Time. All Liabilities and obligations of PCB and NBC shall be assumed by the Surviving Association, and the Surviving Association shall be bound thereby in the same manner and to the same extent as each of PCB and NBC was so bound at the Effective Time.

2.4       Business of Surviving Association. At the Effective Time, the business of the Surviving Association shall continue to be that of a national banking association and shall be conducted at its main office located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, at its legally established branches, and at the banking offices of PCB that are acquired in the Merger (with such banking offices to continue to conduct operations after the Effective Time as branch offices of the Surviving Association). At the Effective Time, the name of the Surviving Association shall continue to be “National Bank of Commerce.” The Surviving Association will not exercise trust powers as of the Effective Time.

2.5        Capital of Surviving Association. The Surviving Association shall have surplus and retained earnings equal to the consolidated capital accounts of NBC and PCB immediately prior to the Effective Time. All such amounts of surplus and retained earnings shall be adjusted for normal earnings and expenses and any accounting adjustments related to the Merger. As of the Effective Time, preferred stock shall not be issued by the Surviving Association. NBC and PCB shall contribute to the Surviving Association acceptable Assets having a book value, over and above Liability to its creditors, in such amounts as set forth on the books of NBC and PCB at the Effective Time.

Article 3
Conversion of constituents’ CAPITAL STOCK AND OTHER EQUITY

3.1        Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of NCC, NBC, PCB or the holders of any shares of capital stock thereof, the shares of capital stock and rights and options to acquire shares of capital stock of the constituent corporations shall be converted as follows:

(a)        NCC Capital Stock. Each share of capital stock of NCC issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding from and after the Effective Time.

(b)        NBC Capital Stock. Each share of capital stock of NBC issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the capital stock of the Surviving Association, issued to NCC and outstanding as of the Effective Time; and the Surviving Association shall be a wholly owned Subsidiary of NCC.

(c)        PCB Common Stock Held by Parties. Each share of PCB Common Stock issued and outstanding immediately prior to the Effective Time that is held as treasury stock or that is owned, directly or indirectly, by any PCB Company or any NCC Company (other than shares of PCB Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of PCB Common Stock held, directly or indirectly, in respect of a debt previously contracted) shall be cancelled and shall cease to exist at the Effective Time without any conversion thereof, and no shares of NCC Common Stock, cash or other consideration shall be delivered in exchange therefor.

(d)        Per Share Merger Consideration for PCB Common Stock. Subject to Section 3.2 below, each share of PCB Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) shares cancelled pursuant to Section 3.1(c) above and (ii) shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.3 below) shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) 0.4218 shares of NCC Common Stock (the “Per Share Exchange Ratio”), plus (ii) $0.93 in cash, without interest (the “Per Share Cash Consideration”), plus (iii) any cash, without interest, in lieu of fractional shares as specified in Section 3.4 below. The Per Share Exchange Ratio and the Per Share Cash Consideration are collectively referred to as the “Per Share Merger Consideration.”

(e)        PCB Options. At the Effective Time, each outstanding and unexercised option to purchase shares of PCB Common Stock pursuant to the PCB Stock Option Plans (each, an “PCB Option”) will cease to represent an option to purchase PCB Common Stock and will be converted automatically into an option to purchase NCC Common Stock (each, an “NCC Option”), and NCC will assume each PCB Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to any instrument, plan or agreement governing such PCB Option; provided, however, that, after the Effective Time:

(i)     the number of shares of NCC Common Stock purchasable upon exercise of each PCB Option will equal the product of (A) the number of shares of PCB Common Stock that were purchasable under the PCB Option immediately before the Effective Time and (B) 0.4440 (the “Option Conversion Ratio”), rounded to the nearest whole share;

(ii)     the per share exercise price for each PCB Option will equal the quotient obtained by dividing (A) the per share exercise price of the PCB Option in effect immediately before the Effective Time by (B) the Option Conversion Ratio, rounded to the nearest cent; and

(iii)     where the context so requires, all references to PCB shall be deemed to be references to NCC and its Subsidiaries, as applicable, and all references to the PCB Board (or the Compensation Committee thereof) shall be deemed to be references to the NCC Board (or the Compensation Committee thereof).

Notwithstanding the foregoing, each PCB Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As of the date hereof, the PCB Options provide for the purchase of no more than an aggregate of 219,717 additional shares of PCB Common Stock. As soon as practicable after the Effective Time, NCC shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with the SEC with respect to each of the PCB Stock Option Plans assumed by NCC and the shares of NCC Common Stock subject to the assumed PCB Options that were originally granted under such PCB Stock Option Plans. NCC shall use its reasonable efforts to maintain the effectiveness of each such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such assumed PCB Options remain outstanding. Subject to the foregoing, the PCB Stock Option Plans shall be frozen as of the Effective Time such that no additional options shall be available or granted thereunder following the Effective Time.

(f)        Maximum Consideration. Assuming that (i) there are no Dissenting Shares, (ii) there is no adjustment to the Per Share Exchange Ratio or the Option Conversion Ratio pursuant to Section 3.2, (iii) none of the PCB Options is exercised prior to the Effective Time, and (iv) following the Effective Time, all of the NCC Options are exercised by the holders thereof by paying the exercise price in cash, the holders of PCB Common Stock, PCB Options and NCC Options shall have the right to receive, in the aggregate, a maximum of 1,124,975 shares of NCC Common Stock and a maximum of $2,265,294 in aggregate Per Share Cash Consideration as a result of the Merger.

3.2        Anti-Dilution Provisions. If NCC changes the number of shares of NCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock, and the record date therefor is prior to the Effective Time, then the Per Share Exchange Ratio and the Option Conversion Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties provided for in Section 3.1(d) and Section 3.1(e).

3.3        PCB Dissenting Stockholders. Notwithstanding Section 3.1 or anything in this Agreement to the contrary, shares of PCB Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has perfected dissenters’ rights in accordance with 12 U.S.C. § 215a(b)-(d) (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, but instead the holder of such PCB Dissenting Shares shall be entitled only to such rights of appraisal as are granted by 12 U.S.C. § 215a(b)-(d) (“Dissenter Provisions”), unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal; provided, however, that no payment shall be made in respect of any PCB Dissenting Shares unless and until the holder thereof has complied with the applicable provisions of the Dissenter Provisions and surrendered to the Surviving Association the certificate or certificates representing the PCB Dissenting Shares for which payment is to be made; provided, further, that nothing contained in this Section 3.3 shall in any way limit the right of NCC to terminate this Agreement and abandon the Merger under Section 10.1(i). At the Effective Time, each such PCB Dissenting Share shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist or be outstanding, and the holder thereof shall cease to have any right with respect thereto, except the right to appraisal in accordance with applicable Law. If any Dissenting Stockholder (as defined below) fails to perfect or effectively withdraws or loses such Dissenting Stockholder’s right to appraisal, then the shares of PCB Common Stock owned by such Dissenting Stockholder shall thereupon be deemed and treated as if they had, at the Effective Time, been converted into the right to receive the Per Share Merger Consideration in accordance with Section 3.1(d). PCB shall give NCC prompt notice upon receipt by PCB of any written objection to the Merger and such written demands for payment for shares of PCB Common Stock under the Dissenter Provisions, and the withdrawals of such demands, and any other instruments provided to PCB pursuant to the Dissenter Provisions (any stockholder duly making such demand being called a “Dissenting Stockholder”). Each Dissenting Stockholder that becomes entitled, pursuant to the Dissenter Provisions, to payment for any shares of PCB Common Stock held by such Dissenting Stockholder shall receive payment therefor from NCC or NBC (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissenter Provisions). PCB shall not, except with the prior written consent of NCC, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by a Dissenting Stockholder.

3.4        Fractional Shares. Fractional shares of NCC Common Stock shall not be issued upon the surrender of certificates representing PCB Common Stock for exchange; no dividend or distribution with respect to NCC Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NCC. In lieu of any such fractional share, NCC shall pay to each former stockholder of PCB who otherwise would be entitled to receive a fractional share of NCC Common Stock an amount in cash (without interest) equal to the product of (i) the Average Quoted Price multiplied by (ii) the fraction of a share of NCC Common Stock to which such stockholder would otherwise be entitled.

Article 4
exchange of shares

4.1        Exchange Procedures. At or before the Effective Time, NCC shall deposit, or shall cause to deposited, with the Exchange Agent a sufficient amount of cash to cover the aggregate Per Share Cash Consideration payable under the terms hereof, and NCC shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement. Promptly (and within five (5) Business Days) after the Effective Time, NCC shall cause the Exchange Agent to mail to the former holders of PCB Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of PCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Upon surrender of one or more certificates theretofore representing shares of PCB Common Stock (each, a “PCB Certificate”) for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such PCB Certificate shall be entitled to receive promptly thereafter in exchange therefor: (a) that number of whole shares of NCC Common Stock that such holder of PCB Common Stock became entitled to receive pursuant to Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, that such holder has the right to receive pursuant to the provisions of Article 3 hereof (rounded to the nearest cent), and the PCB Certificate so surrendered shall forthwith be canceled. The shares of NCC Common Stock to be issued pursuant to Article 3 and this Section 4.1 shall be in uncertificated book entry form, and upon compliance by a former holder of PCB Common Stock with the provisions hereof and of the letter of transmittal, NCC shall instruct its registrar and transfer agent to make appropriate book entries with respect to such shares of NCC Common Stock. Such book entries of the issuance of uncertificated shares shall constitute delivery thereof for all purposes pursuant to this Agreement. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares, or any unpaid dividends and distributions, if any, payable to former holders of PCB Common Stock. None of NCC, NBC or the Exchange Agent shall be obligated to deliver the consideration to which any former holder of PCB Common Stock is entitled as a result of the Merger until such holder surrenders the PCB Certificate for exchange as provided in this Section 4.1. The PCB Certificate so surrendered shall be duly endorsed as the Exchange Agent may require.

4.2        Rights of Former PCB Stockholders. At the Effective Time, the stock transfer books of PCB shall be closed as to holders of PCB Common Stock immediately prior to the Effective Time, and no transfer of PCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each PCB Certificate, other than shares to be canceled pursuant to Section 3.1(c) of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.3 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of PCB Common Stock shall be entitled to vote after the Effective Time at any meeting of NCC stockholders (with a record date after the Effective Time) the number of whole shares of NCC Common Stock into which their respective shares of PCB Common Stock have been converted, regardless of whether such holders have exchanged their PCB Certificates for shares of NCC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by NCC on the NCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any Person holding any PCB Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of NCC Common Stock, which dividend or other distribution is attributable to such Person’s NCC Common Stock represented by said PCB Certificate held after the Cutoff, until such Person surrenders such PCB Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such PCB Certificate, appropriate book entries shall be made with respect to the NCC Common Stock and all such undelivered dividends or other distributions (without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such PCB Certificate. No holder of shares of PCB Common Stock shall be entitled to voting rights or to receive any dividends or distributions declared or made with respect to the NCC Common Stock with a record date before the Effective Time.

4.3        Identity of Recipient of NCC Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a Person other than the Person in whose name any PCB Certificate surrendered is registered, such PCB Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the Person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a Person other than the registered holder of such PCB Certificate surrendered or establish to the satisfaction of NCC that such tax has been paid or is not applicable.

4.4        Lost or Stolen Certificates. If any holder of PCB Common Stock convertible into the right to receive shares of NCC Common Stock or cash is unable to deliver such holder’s PCB Certificate, then NCC shall instruct its registrar and transfer agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, to make appropriate book entries with respect to such holder for the shares of NCC Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of NCC that any such PCB Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by NCC to indemnify and hold NCC and the Exchange Agent harmless; and (c) evidence satisfactory to NCC that such Person is the owner of the shares theretofore represented by each PCB Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the Person who would be entitled to present such PCB Certificate for exchange pursuant to this Agreement.

4.5        Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of PCB Common Stock is not paid or delivered within the time period specified by any applicable Laws concerning abandoned property, escheat or similar Laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, NCC or the Exchange Agent shall be entitled (but not required) to dispose of any such consideration or other payments in accordance with applicable Laws concerning abandoned property, escheat or similar Laws. Any other provision of this Agreement notwithstanding, none of NCC, NBC, PCB, the Exchange Agent or any other Person acting on their behalf shall be liable to a holder of PCB Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

4.6        Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, PCB, NCC, NBC and the Surviving Association shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If the Exchange Agent, PCB, NCC, NBC or the Surviving Association, as the case may be, so withholds and timely remits such amounts to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to such payment under this Agreement in respect of which the Exchange Agent, PCB, NCC, NBC or the Surviving Corporation, as the case may be, made such deduction and withholding.

Article 5
REPRESENTATIONS AND WARRANTIES OF PCB

PCB hereby represents and warrants to NCC as follows:

5.1        Organization, Standing and Power. PCB is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. PCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PCB. PCB has delivered to NCC complete and correct copies of its Articles of Incorporation and Bylaws and the articles or certificate of incorporation, bylaws or similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2        Authority; No Breach By Agreement.

(a)        PCB has the corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of PCB, subject to the approval of this Agreement and the Merger by the holders of two-thirds of the outstanding shares of PCB Common Stock in accordance with 12 U.S.C. § 215a. Subject to such requisite stockholder approval and required regulatory Consents, this Agreement constitutes a legal, valid and binding obligation of PCB, enforceable against PCB in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar Laws of general applicability affecting creditors’ rights or by general principles of equity.

(b)        Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by PCB nor the consummation by PCB of the transactions provided for in this Agreement, nor compliance by PCB with any of the provisions hereof, does or will (i) conflict with or result in a breach of any provision of PCB’s Articles of Incorporation or Bylaws or the articles or certificates of incorporation or bylaws or similar governing documents of any PCB Company or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PCB Company under, any Contract or Permit of any PCB Company, where such Default or failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such PCB Company, or, (iii) subject to receipt of the requisite Consents and approvals of Regulatory Authorities referred to in this Agreement, violate or conflict with any Law or Order applicable to any PCB Company or any of their respective Assets.

(c)        Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of PCB of this Agreement and the Merger, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications that, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the PCB Company at issue, no notice to, filing with or Consent of any Person or public body or authority is necessary for the consummation by PCB of the Merger and the other transactions provided for in this Agreement. No Consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by PCB of this Agreement, other than notices to be sent by PCB to the FDIC and the Florida Office of Financial Regulation.

5.3         Capitalization.

(a)        The authorized capital stock of PCB consists of (i) 7,000,000 shares of PCB Common Stock and (ii) 2,000,000 shares of PCB Preferred Stock, of which 2,435,800 shares of PCB Common Stock are issued and outstanding (none of which is held in the treasury of PCB), and no shares of PCB Preferred Stock are issued or outstanding. All of the issued and outstanding shares of capital stock of PCB are duly authorized and validly issued and outstanding and are fully paid and nonassessable. None of the shares of capital stock, options or other securities of PCB has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of PCB or is subject to a right of rescission in favor of the holder thereof. No bonds, debentures, notes or other Indebtedness of PCB having the right to vote on any matters on which the holders of PCB Common Stock may vote are issued or outstanding. PCB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, agreements or arrangements of any kind calling for the purchase or issuance of, or the payment of any amount based on, any shares of PCB Common Stock or any other equity securities of PCB or any securities representing the right to purchase or otherwise receive any shares of PCB Common Stock or other equity securities of PCB, except for 219,717 shares of PCB Common Stock subject to outstanding awards under the PCB Stock Option Plans. PCB has no Liability for dividends declared or accrued, but unpaid, with respect to any shares of its capital stock.

(b)        Immediately prior to the Effective Time, the total number of shares of PCB Common Stock outstanding shall not exceed 2,655,517 in the aggregate, and all of such shares shall be outstanding by reason of constituting (i) shares of PCB Common Stock issued and outstanding as of the date of this Agreement or (ii) shares of PCB Common Stock issued upon valid exercise of PCB Options outstanding as of the date of this Agreement.

(c)        Schedule 5.3(c) sets forth a complete and accurate list, as of the date of this Agreement, all outstanding PCB Options, indicating with respect to each the name of the holder thereof, the number of shares of PCB Common Stock subject to such PCB Option, and the exercise price, the grant date, the vesting date and the termination date thereof. Other than as set forth on Schedule 5.3(c), no options, restricted share units, warrants or other equity-based awards are outstanding.

(d)        There are no contractual obligations of PCB (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity security of PCB, or any securities representing the right to purchase or otherwise receive any shares of capital stock or other equity security of PCB or (ii) pursuant to which PCB is or could be required to register shares of PCB capital stock or other securities under the 1933 Act.

(e)        Except as set forth on Schedule 5.3(e), neither PCB nor any PCB Subsidiary has any Liabilities of any nature for any Indebtedness. Except with respect to Liens securing Indebtedness, which Liens are listed on Schedule 5.3(e) and shall be paid by PCB and released in full prior to the Closing, no Liens exist on any of the property or Assets of PCB or any PCB Subsidiary. Schedule 5.3(e) describes all Indebtedness and Liens relating thereto and sets forth the principal amounts, interest rates and maturity dates for such Indebtedness.

5.4        PCB Subsidiaries. PCB has no Subsidiaries, and there are no PCB Subsidiaries.

5.5       Financial Statements. The PCB Financial Statements for periods ended prior to the date hereof are listed on Schedule 5.5 and have been previously furnished to NCC. The PCB Call Reports for periods ended prior to the date hereof have been filed with the FDIC and are available electronically at https://cdr.ffiec.gov. PCB will promptly deliver to NCC copies of all PCB Financial Statements and PCB Call Reports prepared subsequent to the date hereof. The PCB Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PCB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, (b) present or will present, as the case may be, fairly in all material respects the financial position of the PCB Companies as of the dates indicated and the results of operations, changes in stockholders’ equity and cash flows of the PCB Companies for the periods indicated, and (c) have been or will have been, as the case may be, prepared in all material respects in accordance with GAAP, which principles have been consistently applied during the period involved (subject to exceptions specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The PCB Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) RAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein. Each PCB Call Report fairly presents, in all material respects, the financial position of PCB and the results of its operations at the date and for the period indicated in such PCB Call Report in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities.  None of the PCB Call Reports contains any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.

5.6        Absence of Undisclosed Liabilities. No PCB Company has any material Liabilities, except Liabilities (a) accrued or reserved against in the balance sheet of PCB as of December 31, 2017, that is included in the PCB Financial Statements or reflected in the notes thereto, (b) incurred or paid in the ordinary course of business consistent with past business practice, (c) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (d) disclosed on Schedule 5.6. No PCB Company has incurred or paid any material Liability since December 31, 2017, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice. No PCB Company is a party to any material agreement, commitment, transaction, arrangement or other relationship with any unconsolidated or other off-balance sheet entity.

5.7       Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2017: (a) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PCB or its Subsidiaries, including, without limitation, any change in the administrative or supervisory standing or rating of PCB with any Regulatory Authority, and (b) the PCB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of PCB provided in Article 7 of this Agreement.

5.8        Tax Matters.

(a)        All Tax Returns required to be filed by or on behalf of any of the PCB Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired; all Tax Returns filed are complete and accurate in all material respects; and all Taxes shown as due on filed returns, and all other material Taxes owed by any of the PCB Companies, have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of each of the PCB Companies, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PCB, except as reserved against in the PCB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b)        None of the PCB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)        Adequate provision for any Taxes due or to become due for any of the PCB Companies for the period or periods through and including the date of the respective PCB Financial Statements has been made and is reflected on such PCB Financial Statements.

(d)        Any and all deferred Taxes of the PCB Companies have been provided for in accordance with GAAP.

(e)        None of the PCB Companies is responsible for the Taxes of any other Person other than the PCB Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f)        Except as set forth on Schedule 5.8(f), none of the PCB Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it or any NCC Company as the successor to any such PCB Company to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g)        There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which PCB or any PCB Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of PCB immediately preceding the date of this Agreement.

(h)        Proper and accurate amounts have been withheld by the PCB Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding. Federal, state and local returns have been filed by the PCB Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment Taxes or charges due to any federal, state or local taxing authority. The amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by PCB in the PCB Financial Statements.

(i)        PCB has delivered or made available to NCC correct and complete copies of all Tax Returns filed by PCB and each PCB Subsidiary for each fiscal year ended on or after December 31, 2014.

(j)        None of the PCB Companies has (i) participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or foreign tax law) or (ii) taken any reporting position on a Tax return, which reporting position (1) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income tax under Section 6662 or 6676 of the IRC (or any similar provision of state, local or foreign tax law) and (2) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the IRC (or similar provision of state, local or foreign tax Law).

(k)        None of the PCB Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of shares qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(c) of the IRC) in conjunction with the Merger.

(l)        No PCB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

5.9        Loan Portfolio.

(a)        (i)     Except as set forth on Schedule 5.9(a)(i), none of the PCB Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments and interest-bearing Assets (excluding investment securities) (“Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii)     Except as set forth on Schedule 5.9(a)(ii), none of the PCB Companies is a creditor as to any Loan, including, without limitation, any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of any PCB Company, any Person controlling, controlled by or under common control with any of the foregoing.

(iii)     All of the Loans held by any of the PCB Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms and are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity. All Loans made by any of the PCB Companies were solicited, originated and exist in material compliance with all applicable Laws and PCB loan policies, except for deviations from such policies that (a) have been approved by current management of PCB, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of PCB, will not adversely affect the ultimate collectability of such Loan.

(iv)     Except as set forth on Schedule 5.9(a)(iv), as of the date of this Agreement, none of the PCB Companies holds any Classified Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate.

(v)     The allowance for possible loan or credit losses (the “PCB Allowance”) shown on the balance sheets of PCB included in the most recent PCB Financial Statements dated prior to the date of this Agreement was, and the PCB Allowance shown on the balance sheets of PCB included in the PCB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the PCB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the PCB Companies as of the dates thereof. PCB has calculated the PCB Allowance in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations.  The reserve for losses with respect to other real estate owned (the “PCB OREO Reserve”) shown on the most recent PCB Financial Statements and PCB Call Reports was, and the PCB OREO Reserve shown on the PCB Financial Statements and PCB Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to the other real estate owned portfolio of PCB as of the dates thereof. The reserve for losses in respect of Litigation (the “PCB Litigation Reserve”) shown on the most recent PCB Financial Statements and PCB Call Reports was, and the PCB Litigation Reserve shown on the PCB Financial Statements and PCB Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or arising out of all pending or threatened Litigation applicable to PCB and the PCB Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b)        The documentation relating to each Loan made by any PCB Company and to all security interests, mortgages and other liens with respect to all collateral for Loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation that will not, individually or in the aggregate, have a Material Adverse Effect on PCB. Except as set forth on Schedule 5.9(b), no agreement pursuant to which any Loans or other Assets have been or shall be sold by any PCB Company entitles the buyer of such Loans or other Assets to cause the PCB Company to repurchase such Loan or other Asset or the buyer to pursue any other form of recourse against the PCB Company, except in the event of a breach by the PCB Company of representations or warranties therein. No PCB Company has Knowledge of a breach of a representation or warranty by any of the PCB Companies in any such agreement or of the occurrence of any other facts or circumstances that would entitle the buyer of any Loan or other Asset to cause any PCB Company to repurchase such Loan or other Asset or the buyer to pursue any other form of recourse against any PCB Company.

(c)        All Loans made by any PCB Company have been made in compliance in all material respects with all applicable Laws at the time of such Loan or any renewal thereof, including, without limitation, Regulation Z, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, and all Laws governing the operation of Florida-chartered banks. Each PCB Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such PCB Company.  Each Loan on the books of any PCB Company was made in the ordinary course of its business.

(d)        Without limiting the foregoing or anything else in this Agreement:

(i)      Each PCB Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage or other Loan originated, purchased or serviced by any PCB Company has satisfied, in all material respects: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage and other Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages; (B) the responsibilities and obligations set forth in any agreement between any PCB Company and any Agency, Loan Investor or Insurer; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer; and (D) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each such Loan. Each PCB Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such PCB Company; and

(ii)      No Agency, Loan Investor or Insurer has (A) claimed in writing that any PCB Company has violated or has not complied with the applicable underwriting standards with respect to Loans sold by any PCB Company to a Loan Investor or Agency, or with respect to any sale of servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of any PCB Company or (C) indicated in writing to any PCB Company that it has terminated or intends to terminate its relationship with such PCB Company for poor performance, poor loan quality or concern with respect to such PCB Company’s compliance with Laws.

5.10      Assets; Real Property; Insurance. Except as set forth on Schedule 5.10, the PCB Companies have marketable title to, valid leasehold interests in, or valid licenses to use, in each case free and clear of all Liens, all of their respective Assets. All tangible real and personal properties and Assets used in the businesses of the PCB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PCB’s past practices. All Assets that are material to PCB’s business, held under leases or subleases by any of the PCB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by PCB or, to the Knowledge of each PCB Company, by any other party to the Contract. Schedule 5.10(a) identifies each parcel of real estate or interest therein owned by any of the PCB Companies or in which any PCB Company has any ownership interest. Schedule 5.10(b) identifies each parcel of real estate or interest therein leased or subleased by any of the PCB Companies or in which any PCB Company has any leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any PCB Company is the lessee of any real property. One of the PCB Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), free and clear of all Liens. None of the PCB Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described or required to be described in Schedules 5.10(a) and 5.10(b), including, without limitation, any Law relating to zoning, building, occupancy, environmental or comparable matters, which individually or in the aggregate would have a Material Adverse Effect on PCB. As to each parcel of real property owned or used by any PCB Company, no PCB Company has received notice of any pending or, to the Knowledge of each of the PCB Companies, threatened condemnation proceedings, Litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the PCB Companies include all Assets required to operate the business of the PCB Companies as now conducted. The policies of fire, theft, liability, D&O and other insurance maintained with respect to the Assets or businesses of the PCB Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the PCB Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the PCB Companies, and PCB has provided true and correct copies of each such policy to NCC. Except as set forth on Schedule 5.10(c), no claims have been made under such policies or bonds, and no PCB Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.

5.11      Environmental Matters.

(a)        Each PCB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PCB.

(b)        There is no Litigation pending or, to the Knowledge of any PCB Company, threatened before any court, Governmental Authority or agency, board or other forum in which any PCB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any PCB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PCB.

(c)        There is no Litigation pending or, to the Knowledge of any PCB Company, threatened before any court, Governmental Authority or agency, board or other forum in which any of its Loan Properties (or PCB with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PCB.

(d)        To the Knowledge of each PCB Company, there is no reasonable basis for any Litigation of a type described in Sections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PCB.

(e)        During the period of (i) any PCB Company’s ownership or operation of any of its respective current properties, (ii) any PCB Company’s participation in the management of any Participation Facility or (iii) any PCB Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PCB. Prior to the period of (i) any PCB Company’s ownership or operation of any of its respective current properties, (ii) any PCB Company’s participation in the management of any Participation Facility, or (iii) any PCB Company’s holding of a security interest in a Loan Property, to the Knowledge of each PCB Company, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PCB.

5.12      Compliance with Laws. Each PCB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PCB, and there has occurred no Default under any such Permit. Except as set forth on Schedule 5.12, each of the PCB Companies:

(a)        is and has been in compliance in all material respects with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business; and

(b)        has received no notification or communication from any Governmental Authority or any Regulatory Authority or the staff thereof (i) asserting that any PCB Company is not or may not be in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any PCB Company, or suggesting that any PCB Company will or may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any PCB Company, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, each PCB Company is and has been in compliance in all material respects with the United States Foreign Corrupt Practices Act; the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as Title III of the USA Patriot Act; the Currency and Foreign Transactions Reporting Act of 1970, as amended, otherwise known as the Bank Secrecy Act, and all regulations issued thereunder; and each PCB Company has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. Each PCB Company has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the United States Department of the Treasury, including the Internal Revenue Service.  No PCB Company or, to the Knowledge of any PCB Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any PCB Company is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”). No PCB Company or any of its Affiliates does business with the government of, or any Person located in, any country, or with any other Person, targeted by any of the economic sanctions of OFAC or any other Regulatory Authority. No PCB Company is controlled (within the meaning of Laws administered by OFAC) by any such government or Person. Each PCB Company has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (of the United States Department of the Treasury) required to be filed by it under applicable Law. Each PCB Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such PCB Company.

5.13      Labor Relations; Employees.

(a)        No PCB Company is the subject of any Litigation asserting that it or any other PCB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other PCB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any PCB Company pending or threatened, nor to its Knowledge, is there any activity involving any PCB Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each PCB Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PCB.

(b)        Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the PCB Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2016, 2017 and 2018. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the PCB Companies.

5.14      Employee Benefit Plans.

(a)        Schedule 5.14(a) lists, and PCB has delivered or made available to NCC prior to the execution of this Agreement, correct and complete information with respect to and copies of all pension, retirement, profit-sharing, employee stock ownership, salary continuation, deferred compensation and split dollar policies, plans and agreements; all director deferral and director retirement policies, plans and agreements; all equity-based policies, plans and agreements relating to grants of stock options, warrants, restricted stock, restricted stock units or other equity awards; all policies, plans and agreements relating to severance pay, vacation and paid-time-off; all cash or equity-based bonus plans and any other incentive plans; all other written or unwritten employee programs, arrangements or agreements; all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), adopted, maintained by, sponsored in whole or in part by, or contributed to by any PCB Company, any Affiliate of a PCB Company, or any ERISA Affiliate thereof within the last six (6) years for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the “PCB Benefit Plans”). PCB also has delivered or made available to NCC prior to the execution of this Agreement correct and complete copies of (where applicable) the following with respect to each of the PCB Benefit Plans: (i) all summary plan descriptions, summaries of material modifications, and amendments; (ii) the most recent determination or opinion letters, as applicable, received from the Internal Revenue Service; (iii) the three (3) most recent Form 5500 Annual Reports; (iv) the three (3) most recent audited financial statements and actuarial valuations; (v) all material related agreements, trust agreements, insurance contracts and other documents that implement or impact the PCB Benefit Plan; and (vi) any notices to or from the Internal Revenue Service, any office or representative of the Department of Labor or any other Governmental Authority relating to any compliance issues in respect of any PCB Benefit Plan. Any PCB Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, is referred to herein as a “PCB ERISA Plan.” No PCB Benefit Plan is or has been a “defined benefit plan” (as defined in Section 414(j) of the IRC) or a “multi-employer plan” (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 3(40) of ERISA) or Section 413(c) of the IRC, or a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA), and no ERISA Affiliate of any PCB Company maintains, sponsors or contributes to, or has ever maintained, sponsored or contributed to, any such employee benefit plan.

(b)        All PCB Benefit Plans and the administration thereof are in, and have been in, compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PCB. Each PCB ERISA Plan that is intended to be qualified under Section 401(a) of the IRC and each corresponding trust exempt under Section 501(a) of the IRC has received a favorable determination letter or may rely upon an opinion letter issued to the sponsor of a prototype or volume submitter arrangement, as applicable, from the Internal Revenue Service, and PCB is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No transaction has been entered into with respect to any PCB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any PCB Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PCB. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other Governmental Authority pending (other than routine claims for benefits) or threatened against any PCB Benefit Plan, any PCB Company or any ERISA Affiliate with regard to any PCB Benefit Plan, any trust that is a part of any PCB Benefit Plan, or any trustee, fiduciary, custodian, administrator or other Person holding or controlling Assets of any PCB Benefit Plan, and no basis for anticipating any such action, suit, arbitration, claim, investigation or audit exists.

(c)        Except as set forth on Schedule 5.14(c), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any PCB Company from any PCB Company or any NCC Company under any PCB Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any PCB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(d)        With respect to all PCB Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) or previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions required to be made under any PCB Benefit Plan have been made by the applicable due date and meet the requirements for deductibility under the IRC, and all contributions that are required and that have not been made have been properly recorded on the books of PCB in accordance with GAAP.

(e)        Each contract, arrangement, plan, or PCB Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the IRC) has been maintained and is, in form and operation, in compliance with Section 409A of the IRC and the applicable guidance issued thereunder.  No amounts under any such contract, arrangement, plan, or PCB Benefit Plan are or have been subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the IRC.  Except as set forth on Schedule 5.14(e), no PCB Company or any of their Affiliates has any obligation to gross-up or indemnify any Person with respect to any Taxes imposed under Section 409A of the IRC.

(f)        (i)      Each PCB Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the IRC) has been operated in compliance in all material respects with all Laws applicable to such plan (including the Patient Protection and Affordable Care Act of 2010), its terms, and with the group health plan continuation coverage requirements of Section 4980B of the IRC and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the IRC and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent that such requirements are applicable. No PCB Benefit Plan or written or oral agreement exists that obligates the PCB Companies or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or member of the PCB Board or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment or service to PCB, including, but not limited to, retiree medical, health or life benefits, other than as required under COBRA Coverage or other similar applicable Law.

(ii)      Except as set forth on Schedule 5.14(f)(ii), no PCB Benefit Plan, excluding any short-term disability, non-qualified deferred compensation, vacation, bonus, fringe benefit or health flexible spending account plan or program, is self-insured or funded through the general Assets of a PCB Company or an ERISA Affiliate. No PCB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the IRC.

5.15      Material Contracts. Except as set forth on Schedule 5.15, none of the PCB Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any of the following (whether written or oral, express or implied): (a) any employment, severance, termination, consulting or retirement Contract with any Person; (b) any Contract relating to the borrowing of money by any PCB Company or the guarantee by any PCB Company of any such obligation (other than Contracts evidencing deposit Liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (c) any Contract relating to indemnification or defense of any director, officer or employee of any of the PCB Companies or any other Person; (d) any Contract with any labor union; (e) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (f) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the PCB Companies, any member of the immediate family of the foregoing or, to the Knowledge of any PCB Company, any related interest (as defined in Regulation O promulgated by the Federal Reserve) (“Related Interest”) of any of the foregoing; (g) any Contract that limits the freedom of any of the PCB Companies to compete in any line of business or with any Person or that limits the freedom of any other Person to compete in any line of business with any PCB Company; (h) any Contract providing a power of attorney or similar authorization given by any of the PCB Companies, except as issued in the ordinary course of business with respect to routine matters; or (i) any Contract (other than deposit agreements and certificates of deposit issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the PCB Companies of amounts aggregating $50,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “PCB Contracts”). PCB has delivered or made available to NCC correct and complete copies of all PCB Contracts. Each of the PCB Contracts is in full force and effect, and none of the PCB Companies is in Default under any PCB Contract. All of the Indebtedness of any PCB Company for money borrowed is prepayable at any time by such PCB Company without penalty or premium. Schedule 5.15 lists the deadlines for extensions or terminations of all of the PCB Contracts.

5.16      Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of any PCB Company, threatened (or unasserted but considered probable of assertion) against any PCB Company, or against any Asset, interest, or right of any of them, other than any immaterial, ordinary routine Litigation incidental to the business of PCB and its Subsidiaries, nor are there any Orders of any Governmental Authorities, Regulatory Authorities or arbitrators outstanding, pending or, to the Knowledge of any PCB Company, threatened against any PCB Company. No PCB Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, Litigation, investigation or proceeding that, if determined adversely to any PCB Company, would have a Material Adverse Effect on such PCB Company or would materially restrict the right of any PCB Company to carry on its businesses as presently conducted.

5.17      Reports. Each PCB Company has timely filed all reports, registration statements, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, (b) any other Regulatory Authorities, and (c) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the ordinary course of the business of the PCB Companies, to the Knowledge of any PCB Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any PCB Company, investigation into the business or operations of any PCB Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any PCB Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including, without limitation, all Securities Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (i) have been prepared in all material respects in accordance with GAAP or RAP, as applicable, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (ii) fairly present the financial position of the PCB Companies as of the respective dates thereof, and (iii) fairly present the results of operations of the PCB Companies for the respective periods set forth therein. No PCB Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among PCB and any other PCB Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, PCB or any other PCB Company in PCB’s or such other PCB Company’s financial statements.

5.18      Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any PCB Company or any Affiliate thereof to NCC pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PCB Company or any Affiliate thereof for inclusion in the documents to be prepared by NCC in connection with the transactions provided for in this Agreement, including, without limitation: (a) documents to be filed with the SEC, including, without limitation, the Registration Statement on Form S-4 of NCC registering the shares of NCC Common Stock to be offered to the holders of PCB Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”), and the proxy statement-prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto, to be mailed to the holders of PCB Common Stock in accordance with the provisions of this Agreement (as amended and supplemented from time to time, the “Proxy Statement-Prospectus”); (b) filings pursuant to any state securities Laws; and (c) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time at which the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement-Prospectus, at the time of the mailing thereof, and at the time of the meeting of stockholders to which the Proxy Statement-Prospectus relates, and in the case of any other documents, at the time at which such documents are filed with a Regulatory Authority and/or at the time at which they are distributed to stockholders of PCB, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any PCB Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19     Regulatory Approvals. No PCB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 9.1(b). PCB knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

5.20      Offices. The headquarters of each PCB Company and each other office, branch or facility maintained and operated by each PCB Company (including, without limitation, representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the PCB Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.21      Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the PCB Companies, including both hardware and software, (a) are supplied by a third-party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the PCB Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of NCC’s third-party provider.

5.22      Intellectual Property. Each of the PCB Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the PCB Companies has received any notice of conflict with respect thereto that asserts the rights of others. The PCB Companies have in all material respects performed all of the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the PCB Companies. Each of the PCB Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third parties.

5.23      Activities. None of the PCB Companies is engaged in any activity that is not permissible for a national banking association. Neither PCB nor any of its Subsidiaries is authorized to act, or has acted or currently acts, in any fiduciary capacity.

5.24      Financial Advisor. PCB has retained Hovde Group, LLC (the “PCB Financial Advisor”) to serve as its financial advisor and, as of the Effective Time, shall incur a Liability to the PCB Financial Advisor in the amount set forth on Schedule 5.24 (the “PCB Advisory Fee”) in connection with the Merger. Other than the PCB Financial Advisor and the PCB Advisory Fee, neither PCB nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement. Before the execution of this Agreement, PCB has received a written opinion from the PCB Financial Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the stockholders of PCB, and such opinion has not been withdrawn, amended, waived, modified or rescinded.

5.25      Regulatory Capital. PCB is “well capitalized” (as defined in 12 C.F.R. Part 225.2(r)), “well managed” (as defined in 12 C.F.R. Part 225.2(s)) and is an “eligible depository institution” (as defined in 12 C.F.R. Part 303.2(r)).

5.26      Opinion of Counsel. No PCB Company has Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

5.27      Repurchase Agreements; Derivatives; Securitizations. With respect to all agreements currently outstanding pursuant to which any PCB Company has purchased securities subject to an agreement to resell, such PCB Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any PCB Company has sold securities subject to an agreement to repurchase, no PCB Company has pledged collateral in excess of the amount of the debt secured thereby. No PCB Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of any PCB Company or for the account of a customer of any PCB Company, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of such PCB Company, enforceable according to their terms.  Each PCB Company has duly performed in all material respects all of its obligations under such arrangements to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. No PCB Company is a party to any agreement securitizing any of its Assets.

5.28      Antitakeover Provisions. Each PCB Company has taken all actions required to exempt such PCB Company, this Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws or regulations (collectively, “Takeover Laws”). Each PCB Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any PCB Company or restrict or impair the ability of NCC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any PCB Company that may be directly or indirectly acquired or controlled by it.

5.29      Transactions with Management. Except for (a) deposits that are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of PCB at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a)(ii), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the PCB Companies set forth on Schedule 5.14(a), and (e) any items described on Schedule 5.29, there are no contracts with or commitments to any present or former stockholders who own or owned more than 1% of the PCB Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person) or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30      Absence of Certain Business Practices. No PCB Company or, to the Knowledge of any PCB Company, any officer, employee or agent of any PCB Company, or any other Person acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any PCB Company (or assist any PCB Company in connection with any actual or proposed transaction) that (a) might subject PCB to any damage or penalty in any civil, criminal or governmental Litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Effect on PCB, or (c) if not continued in the future, might result in a Material Adverse Effect on PCB or might subject PCB to suit or penalty in any private or governmental Litigation or proceeding.

5.31      Privacy of Customer Information. The PCB Companies collectively are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons (“Identifiable Personal Information”) with respect to customers, former customers and prospective customers. The PCB Companies’ collection, use, and transfer of such Identifiable Personal Information complies with PCB’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy and other applicable Laws, and any agreement or industry standard relating to privacy.

5.32      Deposits. Except as set forth on Schedule 5.32, none of the deposits of PCB are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, setoff rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of PCB represents a deposit of any Affiliate of PCB. The deposit accounts of PCB are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act, and PCB has paid all regular premiums and special assessments and filed all reports required thereunder.

5.33      Accounting Controls. Each of the PCB Companies maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (a) transactions are executed with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of the PCB Financial Statements and PCB Call Reports in accordance with GAAP and RAP, and to maintain Asset and Liability accountability; (c) access to each PCB Company’s Assets and incurrence of each PCB Company’s Liabilities are permitted only in accordance with management’s specific or general authorizations; (d) the recorded accountability for Assets and Liabilities is compared with the existing Assets and Liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  None of PCB’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the PCB Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on PCB.  No PCB Company has been advised of any material deficiencies in the design or operation of internal controls over financial reporting that could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management.  No material weakness in internal controls has been identified by PCB’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

5.34      Corporate Records. The minute books of PCB and each PCB Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by PCB and each PCB Subsidiary’s respective stockholders and Boards of Directors (including all committees thereof) since such entity’s formation.

5.35      No Broker-Dealer. Except as set forth on Schedule 5.35, No PCB Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. To PCB’s Knowledge, all activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including, without limitation, the Securities Laws, all state securities Laws and all state and federal banking Laws and regulations, and (ii) satisfy the definition of a “third party brokerage arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. To PCB’s Knowledge, there has been no misrepresentation or omission of a material fact by any PCB Company and/or any of their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

5.36      Registration Obligations. No PCB Company is under any obligation, contingent or otherwise, to register its securities under the 1933 Act, the 1934 Act or any state securities Laws.

Article 6
REPRESENTATIONS AND WARRANTIES OF NCC

Except as disclosed in any publicly available report, statement, schedule, form or other document filed by NCC with the SEC in each case after December 31, 2017 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, non-specific or predictive or forward-looking in nature), NCC hereby represents and warrants to PCB as follows:

6.1        Organization, Standing and Power. NCC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. NCC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.2          Authority; No Breach By Agreement.

(a)        NCC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of NCC. Subject to required regulatory Consents, this Agreement constitutes a legal, valid and binding obligation of NCC, enforceable against NCC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar Laws of general applicability affecting creditors’ rights or by general principles of equity.

(b)        Neither the execution and delivery of this Agreement by NCC, nor the consummation by NCC of the transactions provided for in this Agreement, nor compliance by NCC with any of the provisions of this Agreement, will (i) conflict with or result in a breach of any provision of NCC’s Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NCC Company under, any Contract or Permit of any NCC Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such NCC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any NCC Company or any of their respective Assets.

(c)        Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules and requirements of Nasdaq, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) notices to or filings with Nasdaq regarding the listing on Nasdaq of the shares of NCC Common Stock to be issued in the Merger and (v) Consents, filings or notifications that, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, no notice to, filing with or Consent of any public body or authority is necessary for the consummation by NCC of the Merger and the other transactions provided for in this Agreement. No Consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by NCC of this Agreement.

6.3        Capital Stock. The authorized capital stock of NCC, as of the date of this Agreement, consists of (a) 30,000,000 shares of NCC Common Stock and (b) 250,000 shares of NCC Preferred Stock. As of the date hereof, 17,227,123 shares of NCC Common Stock and no shares of NCC Preferred Stock are issued and outstanding. All of the shares of NCC Common Stock to be issued in exchange for shares of PCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the shares of NCC Common Stock to be issued in exchange for shares of PCB Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the stockholders of NCC.

6.4        Reports and Financial Statements.

(a)        Since January 1, 2015, or the date of organization or acquisition if later, each NCC Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the NCC Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including, without limitation, the Securities Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The NCC Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (A) are, or if dated after the date of this Agreement, will be, in accordance with the books and records of the NCC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (B) present, or will present, fairly in all material respects the consolidated financial position of the NCC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the NCC Companies for the periods indicated, in accordance with GAAP, which principles have been consistently applied during the periods involved (subject to exceptions specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material). Porter Keadle Moore, LLC is a registered public accounting firm and throughout the periods covered by the financial statements filed by NCC with the SEC has been “independent” with respect to NCC within the meaning of Regulation S-X under the 1934 Act.

(b)        NCC maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2017, there has not been any material change in the internal controls utilized by NCC to assure that its consolidated financial statements conform with GAAP. NCC maintains disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information required to be disclosed by NCC in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to NCC’s management as appropriate to allow timely decisions regarding required disclosures and to allow NCC’s management to make the certifications of the principal executive officer and principal financial officer of NCC required under the 1934 Act.

(c)        No NCC Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among NCC and any other NCC Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, NCC or any NCC Company in NCC’s or such other NCC Company’s financial statements.

6.5        Absence of Undisclosed Liabilities. No NCC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, except Liabilities (a) accrued or reserved against in the consolidated balance sheets of NCC as of December 31, 2017, that are included in the NCC Financial Statements or reflected in the notes thereto, (b) incurred or paid in the ordinary course of business consistent with past business practice, or (c) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement.

6.6        Absence of Certain Changes or Events. Since December 31, 2017: (a) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, including, without limitation, any change in the administrative or supervisory standing or rating of NCC with any Regulatory Authority, and (b) the NCC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NCC provided in Article 7 of this Agreement.

6.7        Compliance with Laws. NCC is duly registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended. Each NCC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, and there has occurred no Default under any such Permit. Each of the NCC Companies:

(a)        is and, since October 31, 2010, has been in compliance in all material respects with all Laws, Orders or Permits applicable to its business or employees conducting its business; and

(b)        since October 31, 2010, has received no notification or communication from any Governmental Authority or any Regulatory Authority or the staff thereof (i) asserting that any NCC Company is not in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, except for such matters of non-compliance, if any, that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, (ii) threatening to revoke any Permits, (iii) requiring any NCC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any NCC Company, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

6.8        Material Contracts. No NCC Company is in Default under any of its Contracts.

6.9        Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of each NCC Company, threatened (or unasserted but considered probable of assertion) against any NCC Company, or against any Asset, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, nor are there any Orders of any Governmental Authorities, Regulatory Authorities or arbitrators outstanding, pending or, to the Knowledge of any NCC Company, threatened against any NCC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.10      Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any NCC Company or any Affiliate thereof to PCB pursuant to this Agreement, including the Exhibits or Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any NCC Company or any Affiliate thereof for inclusion in (a) the documents to be filed with the SEC, including, without limitation, the S-4 Registration Statement, and the Proxy Statement-Prospectus to be mailed to the holders of PCB Common Stock, and (b) any other documents to be filed by any NCC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement-Prospectus, when first mailed to the stockholders of PCB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NCC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.11     Tax Matters. No NCC Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

6.12      Regulatory Approvals. No NCC Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.13      1933 Act and 1934 Act Compliance. The Proxy Statement-Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder; provided, however, that NCC makes no representation or warranty with respect to any information provided by or on behalf of any PCB Company for inclusion in the Proxy Statement-Prospectus.

6.14      Regulatory Capital. NCC is “well capitalized” (as defined in 12 C.F.R. Part 225.2(r)) and “well managed” (as defined in 12 C.F.R. Part 225.2(s)). NBC is an “eligible bank” (as defined in 12 C.F.R. Part 5.3(g)).

6.15      Opinion of Counsel. NCC has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

6.16     Financial Advisor. NCC has engaged Keefe, Bruyette & Woods, Inc. (the “NCC Financial Advisor”) to act as financial advisor to NCC in connection with the Merger, pursuant to which the NCC Financial Advisor agreed, upon request by NCC, to render an opinion to the NCC Board as to the fairness, from a financial point of view, to NCC of the consideration to be offered in the transaction. The NCC Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the NCC Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the aggregate Per Share Merger Consideration is fair, from a financial point of view, to NCC.

Article 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1        Affirmative Covenants. Unless the prior written consent of NCC shall have been obtained, and except as otherwise expressly provided for herein, until the earlier of the Effective Time or the termination of this Agreement, PCB shall and shall cause each of its Subsidiaries to (a) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles (if applicable), and (b) preserve intact its business organization, goodwill, Assets and relationships with depositors, customers and employees and maintain its rights and franchises. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, until the earlier of the Effective Time or the termination of this Agreement, each Party shall and shall cause each of its Subsidiaries to take no action, except as required by applicable Law, that would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2        Negative Covenants of PCB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, PCB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the President and Chief Executive Officer or Chief Financial Officer of NCC, which consent shall not be unreasonably withheld, except in connection with the actions referenced in subsections (b), (d) or (e), in which case such consent may be withheld for any reason or no reason:

(a)        amend the articles of incorporation, bylaws or other governing instruments of any PCB Company;

(b)        incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of PCB or its Subsidiaries consistent with past practices (which shall include the creation of deposit Liabilities, purchases of federal funds, sales of certificates of deposit, advances from the Federal Reserve or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any PCB Company of any Lien or permit any such Lien to exist;

(c)        repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PCB Company, except in connection with the surrender of shares of PCB Common Stock in payment of the exercise price of outstanding PCB Options or the deemed acquisition of shares upon a “cashless exercise” of any PCB Option (to the extent allowed by the terms and conditions governing such PCB Option), or declare or pay any dividend or make any other distribution in respect of PCB’s capital stock;

(d)        except for this Agreement or as required upon valid exercise of any of the PCB Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PCB Common Stock or any other capital stock of any PCB Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock;

(e)        adjust, split, combine or reclassify any capital stock of any PCB Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any PCB Company or, other than in the ordinary course of business for reasonable and adequate consideration, any Asset;

(f)        acquire any direct or indirect equity interest in any Person, other than in connection with foreclosures in the ordinary course of business;

(g)        except for the payments and amounts set forth on Schedule 7.2(g), (i) grant any increase in compensation or benefits to the directors, officers or employees of any PCB Company, except in accordance with past practices with respect to employees; (ii) pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the PCB Board prior to the date of this Agreement; or (iii) except as may be required by applicable Law, the terms of any PCB Benefit Plan as of the date hereof or the express terms of this Agreement, enter into or amend any severance agreement, change in control agreement, option agreement or similar agreement with any directors, officers or employees of any PCB Company;

(h)        enter into or amend any employment Contract between any PCB Company and any Person (unless such amendment is required by Law) that the PCB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)        adopt any new employee benefit plan of any PCB Company or make any material change in or to any existing employee benefit plans of any PCB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan or that is required by the terms of the PCB Benefit Plan as of the date hereof, except that PCB shall have the right to continue to accrue incentive compensation amounts for its employees in an aggregate amount not to exceed the amounts set forth on Schedule 7.2(i), which such accrued amounts shall be paid to such employees at or prior to the Effective Time;

(j)        make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP or RAP;

(k)        commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any PCB Company for material money damages or restrictions upon the operations of any PCB Company;

(l)        enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws;

(m)        fail to file timely any report required to be filed by it with any Regulatory Authority;

(n)        make any Loan or advance to any 5% stockholder, director or officer of PCB, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of any PCB Company) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(n) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance;

(o)        cancel without payment in full, or modify in any material respect, any Contract relating to any loan or other obligation receivable from any 5% stockholder, director or officer of any PCB Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of PCB or any of its Subsidiaries) of any of the foregoing;

(p)        enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any PCB Company or any member of the immediate family of the foregoing, or any Related Interest of any of the foregoing;

(q)        modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

(r)        file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(s)        except as may be required by applicable Law or to comply with any request or recommendation made by any Regulatory Authority, change its or any of its Subsidiaries’ lending, investment, Liability management and other material banking policies in any material respect;

(t)        intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement;

(u)        take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law; and PCB shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect;

(v)        make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any PCB Company more than an aggregate of $1,000,000 of secured indebtedness or more than $150,000 of unsecured indebtedness;

(w)        increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with PCB’s past policies;

(x)        purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five (5) years (except for municipal bonds of any maturity after consultation by a Designated Representative of PCB with a Designated Representative of NCC), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation;

(y)        except as set forth on Schedule 7.2(y) and except for residential real property, “other real estate owned” and mobile home property owned by and reflected on the books of PCB as of the date hereof, the sale of which will not, individually or in the aggregate, result in a material loss, sell, transfer, convey or otherwise dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $100,000;

(z)        make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000;

(aa)      take any action that is likely to materially impair or delay PCB’s ability to perform any of its obligations under this Agreement; or

(bb)       agree or commit to do any of the foregoing.

7.3        Adverse Changes in Condition. Each of PCB and NCC agrees to give written notice promptly (and in any event within two (2) Business Days) to the other Party upon becoming aware of the occurrence or impending occurrence or existence of any event, circumstance or fact relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party or (b) would reasonably be expected to cause, constitute, give rise to or result in a material breach at or prior to the Closing Date of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not (i) limit or otherwise affect any remedies available to the Party receiving such notice or (ii) be deemed to amend or supplement the Schedules to this Agreement or prevent or cure any inaccuracy, misrepresentations, breach of warranty or breach of covenant.

7.4        Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and PCB shall deliver to NCC copies of all such reports filed by PCB or its Subsidiaries promptly after the same are filed.

7.5        Acquisition Proposals.

(a)        PCB shall not, nor shall it permit any of its Subsidiaries to, nor shall it or any of its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”), or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the PCB Stockholders’ Meeting, and without any breach of the terms of this Section 7.5(a), (A) PCB receives an unsolicited bona fide written Acquisition Proposal from any Person that in the good faith judgment of the PCB Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, and (B) the PCB Board determines in good faith, after consultation with outside legal counsel, that failure to participate in discussions with such Person concerning such Acquisition Proposal would likely result in a violation of its fiduciary duties under applicable Law, then PCB may (x) furnish information (including non-public information) with respect to PCB to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between NCC and PCB dated October 23, 2017 (provided that PCB must contemporaneously furnish to NCC all such information furnished to such Person), and (y) participate in negotiations with such Person regarding such Acquisition Proposal.

(b)        Except as set forth in Section 10.1(k), neither the PCB Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to NCC, the approval or recommendation by the PCB Board, or such committee, of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit PCB or any of its Subsidiaries to enter into any Acquisition Agreement.

(c)        PCB agrees that it and its Subsidiaries shall, and PCB shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. PCB agrees that it will notify NCC promptly (and in any event within 24 hours) if, to PCB’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, PCB, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter PCB shall keep NCC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. PCB also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.6        Stockholder Litigation. PCB shall provide NCC the opportunity to participate in the defense or settlement of any stockholder litigation against PCB and/or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and PCB shall in good faith consider the recommendations by NCC regarding such litigation. PCB shall not settle any stockholder litigation without NCC’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.7        Covenants of NCC. Except as expressly permitted or contemplated by this Agreement, or as required by applicable Law, or with the prior written consent of PCB, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NCC shall not, and shall not permit any of its Subsidiaries to, (a) take any action that is intended to reasonably likely to materially impair or delay NCC’s ability to consummate the Merger or the transactions provided for in this Agreement, or (b) amend NCC’s Certificate of Incorporation or Bylaws or similar governing documents of any of its Subsidiaries in a manner that would cause the shares of NCC Common Stock issued to the holders of PCB Common Stock upon consummation of the Merger to have rights that are junior or subordinate to, or lesser than, other shares of NCC Common Stock that are issued and outstanding at the Effective Time.

Article 8
additional agreements

8.1        Regulatory Matters.

(a)        NCC shall prepare the S-4 Registration Statement as promptly as reasonably practicable after the date hereof. Assuming that PCB promptly furnishes all information concerning the PCB Companies needed for preparation of the S-4 Registration Statement, NCC shall use commercially reasonable efforts to file the S-4 Registration Statement with the SEC within 90 days following the date hereof. NCC shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the S-4 Registration Statement has been declared effective by the SEC, PCB shall mail the Proxy Statement-Prospectus to the holders of PCB Common Stock simultaneously with delivery of notice of the PCB Stockholders’ Meeting. NCC shall also use commercially reasonable efforts to obtain all necessary state securities Law Permits and approvals required to carry out the transaction provided for in this Agreement, to the extent required, and PCB shall furnish all information concerning PCB and the holders of PCB Common Stock as may be requested in connection with any such action. If, at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, the Proxy Statement-Prospectus, the Party being aware of the event will promptly inform the other Party, and the Parties will cooperate and assist each other in preparing such amendment or supplement and mailing the same to the holders of PCB Common Stock. Subject to Section 10.1(k) of this Agreement, the PCB Board shall unanimously recommend that the holders of PCB Common Stock vote for and adopt the Merger provided for in the Proxy Statement-Prospectus and this Agreement. In accordance with the listing rules of Nasdaq, NCC shall either, as applicable, (i) cause the shares of NCC Common Stock issuable to the holders of PCB Common Stock upon consummation of the Merger to be approved for listing on Nasdaq on or prior to the Closing Date or (ii) notify Nasdaq of the issuance of the shares of NCC Common Stock in the Merger within the requisite time period after the Closing Date.

(b)        The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation within 90 days after the date of this Agreement, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions provided for in this Agreement. NCC and PCB shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to NCC or PCB, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c)        NCC and PCB shall, upon request, furnish to each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement-Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of NCC, PCB or any of their Subsidiaries to any Regulatory Authority in connection with the Merger or any other transactions provided for in this Agreement.

(d)       NCC and PCB shall promptly furnish each other with copies of all applications, notices, petitions and filings with all Regulatory Authorities (including copies of all written supplements and responses of information provided in connection with such applications, notices, petitions and filings), and all written communications received by NCC or PCB, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e)        NCC will indemnify and hold harmless PCB and its officers, directors and employees from and against any and all actions, causes of action, losses, damages, expenses or Liabilities to which PCB or any director, officer, employee or controlling person thereof may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse PCB and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the S-4 Registration Statement, the Proxy Statement-Prospectus, or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any NCC Company.

(f)        PCB will indemnify and hold harmless NCC and its officers, directors and employees from and against any and all actions, causes of action, losses, damages, expenses or Liabilities to which NCC or any director, officer, employee or controlling person thereof may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse NCC and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the S-4 Registration Statement, the Proxy Statement-Prospectus, or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any PCB Company.

8.2        Access to Information.

(a)        During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of NCC and PCB shall: (i) cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations; (ii) upon reasonable notice and subject to applicable Laws relating to the exchange of information, afford to the officers, employees, accountants, counsel and other representatives of the other Party access to all of its and its Subsidiaries’ respective properties, books, contracts, commitments and records; and (iii) make available to the other Party (A) a copy of each report, schedule, registration statement and other document filed or received by it or its Subsidiaries during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents that such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (B) such other information concerning its and its Subsidiaries’ business, properties and personnel as the other Party may reasonably request; provided, however, that neither Party shall be required to provide any information to the other if such Party reasonably determines that providing such information violates the rights of such Party’s customers under applicable Law or jeopardizes the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties).

(b)        All information furnished by NCC to PCB or its representatives pursuant hereto shall be treated as the sole property of NCC and, if the Merger shall not occur, PCB and its representatives shall return to NCC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. PCB shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date on which the proposed Merger is abandoned and shall not apply to disclosures made as required by Law or any information that (i) was already in PCB’s possession prior to the disclosure thereof by NCC; (ii) was then generally known to the public; or (iii) was disclosed to PCB by a third party not bound by an obligation of confidentiality.

(c)        All information furnished by PCB or its Subsidiaries to NCC or its representatives pursuant hereto shall be treated as the sole property of PCB and, if the Merger shall not occur, NCC and its representatives shall return to PCB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. NCC shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date on which the proposed Merger is abandoned and shall not apply to disclosures made as required by Law or any information that (i) was already in NCC’s possession prior to the disclosure thereof by PCB or any of its Subsidiaries; (ii) was then generally known to the public; or (iii) was disclosed to NCC by a third party not bound by an obligation of confidentiality.

(d)        No investigation by any of the Parties or their respective representatives shall affect the representations and warranties of the other Parties set forth herein.

8.3        Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of PCB and NCC shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including, without limitation, obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof. NCC expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. PCB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. Concurrently with the execution and delivery of this Agreement, PCB shall deliver to NCC all Voting Agreements, Non-Competition Agreements, Claims Letters, Employment Agreement Termination Letters, and Employment Agreements required to be executed and delivered pursuant to Sections 1.4, 8.15, 8.16 and 8.17 hereof.

8.4       PCB Stockholders’ Meeting. PCB shall call the PCB Stockholders’ Meeting, to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC, for the purpose of voting upon this Agreement and the Merger and such other related matters as PCB deems appropriate. In connection with the PCB Stockholders’ Meeting: (i) PCB shall, with the assistance of NCC, prepare, publish and mail a notice of meeting in accordance with 12 U.S.C. § 215a; (ii) NCC shall furnish all information concerning it that PCB may reasonably request in connection with conducting the PCB Stockholders’ Meeting; (iii) NCC shall prepare and furnish to PCB, for printing, copying and distribution to PCB’s stockholders at PCB’s expense, the form of the Proxy Statement-Prospectus; (iv) PCB shall furnish all information concerning it that NCC may reasonably request in connection with preparing the Proxy Statement-Prospectus; (v) subject to Section 10.1(k) of this Agreement, the PCB Board shall unanimously recommend to its stockholders the approval of this Agreement; and (vi) PCB shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement-Prospectus within 60 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement-Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to PCB stockholders.

8.5        Certificate of Objections. As soon as practicable (but in no event more than three (3) Business Days) after the PCB Stockholders’ Meeting, PCB shall deliver to NCC a certificate of the Secretary of PCB containing the names of the stockholders of PCB that (a) gave written notice at or prior to the taking of the vote on this Agreement at the PCB Stockholders’ Meeting that they dissent from the Merger, and (b) did not vote in favor of this Agreement (the “Certificate of Objections”). The Certificate of Objections shall include the number of shares of PCB Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6        Publicity. Neither NCC nor PCB shall, or shall permit any of its respective Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld. Prior to issuing or publishing any press release or other public announcement or disclosure regarding the transactions contemplated by this Agreement, the releasing party shall provide a copy of the release or announcement to the other Party prior to the issuance, and shall provide a reasonable opportunity for comment. Nothing in this Section 8.6, however, shall be deemed to prohibit any Party from making any disclosure that it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or Nasdaq.

8.7        Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement, including, without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of such Party, shall be paid by the Party incurring such costs and expenses. Each Party hereby agrees to satisfy, and shall indemnify the other Party against, any Liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8        Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC and the Treasury regulations promulgated thereunder for federal income tax purposes, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the IRC for purposes of Sections 354, 356 and 361 of the IRC (and any comparable provision of state law) for federal and applicable state income tax purposes. NCC and PCB shall prepare and file with each of their respective Tax Returns all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the IRC and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable Law.

8.9        Environmental Audit; Title Policy; Survey.

(a)        At the election of NCC, PCB will procure and deliver, at NCC’s expense, with respect to each parcel of real property that any of the PCB Companies owns, leases, subleases or is obligated to purchase, within thirty (30) days following the date of this Agreement, whatever environmental audits as NCC may request, which audits shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to NCC.

(b)        At the election of NCC, PCB will, at NCC’s expense, with respect to each parcel of real property that PCB owns, leases, subleases or is obligated to purchase, procure and deliver to NCC, within thirty (30) days following the date of this Agreement, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to NCC, which policy shall be free of all material Liens and exceptions to NCC’s reasonable satisfaction.

(c)        At the election of NCC, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 8.9(b), PCB, at NCC’s expense, will procure and deliver to NCC within thirty (30) days following the date of this Agreement, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to NCC, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, PCB shall deliver to NCC a complete legal description for each parcel of real estate or interest owned, leased or subleased by any PCB Company or in which any PCB Company has any ownership or leasehold interest.

8.10      Compliance Matters. Prior to the Effective Time, PCB shall take, or cause to be taken, all commercially reasonable steps requested by NCC to cure any deficiencies in regulatory compliance by PCB; provided, however, that NCC shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to PCB, and shall not have any Liability resulting from such deficiencies or attempts to cure them.

8.11     Conforming Accounting and Reserve Policies. At the request of NCC, PCB shall immediately prior to Closing establish and take such charge-offs, reserves and accruals as NCC reasonably shall request to conform PCB’s loan, accrual, capital, reserve and other accounting policies to the policies of NBC (collectively, the “Conforming Adjustments”).

8.12      Directors’ and Officers’ Indemnification.

(a)        For a period of six (6) years after the Effective Time, NCC shall indemnify each director and officer of PCB (each, an “Indemnified Party”) against, and shall advance expenses incurred by an Indemnified Party in connection with, all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the extent permitted under the Articles of Incorporation and Bylaws of PCB as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such Articles of Incorporation and Bylaws, and (ii) applicable Law, including, without limitation, Section 607.0850 of the FBCA.

(b)        Any Indemnified Party wishing to claim indemnification under Section 8.12(a), upon learning of any such Liability or Litigation, shall promptly notify NCC thereof; provided that the failure to so notify shall not affect the obligation of NCC under this Section 8.12 unless, and only to the extent that, NCC is actually and materially prejudiced in the defense of such claim as a consequence. In the event of any claim or Litigation that may give rise to indemnity obligations on the part of NCC (whether arising before or after the Effective Time), (i) NCC shall have the right to assume the defense thereof, and NCC shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, if NCC elects not to assume such defense or counsel for the Indemnified Party advises that there are substantive issues that raise conflicts of interest between NCC and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and NCC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that NCC shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) NCC shall not be liable for any settlement effected without its prior written consent; and provided further, that NCC shall not have any obligation hereunder to the extent such arrangements are prohibited by applicable Law.

(c)        For a period of six (6) years following the Effective Time, NCC will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of PCB or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by PCB as of the date of this Agreement; provided, however, that (i) if NCC is unable to maintain or obtain the insurance called for by this Section 8.12(c), then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of PCB or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 8.12(c), NCC may require PCB to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not NCC or PCB shall procure such coverage, in no event shall PCB expend, or shall NCC be required to expend, for such tail insurance a premium amount in excess of $120,000 (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then PCB or NCC, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d)        If NCC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and Assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of NCC and its Subsidiaries shall assume the obligations set forth in this Section 8.12. The provisions of this Section 8.12 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.13     System Integration. From and after the date hereof, subject to applicable Law and regulation, PCB shall, and shall cause its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause its data processing consultants and software providers to, cooperate and assist PCB and NBC in connection with an electronic and systematic conversion of all applicable data of PCB to the NBC system following the Effective Time, including the training of PCB employees during normal business hours without undue disruption to PCB’s business.

8.14      Coordination; Integration. Subject to applicable Law and regulation, during the period from the date hereof until the Effective Time, PCB shall cause the Chief Executive Officer of PCB or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of NBC, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of NBC, as the Surviving Association. Notwithstanding the conversion of the core processing and other data processing and information systems of PCB in conjunction with the Merger, and subject to applicable provisions of Law and non-objection from any Regulatory Authorities, it is the Parties’ intent that, following the Merger, the former main office and branches of PCB, along with any branches of NBC in the same market area and under common day-to-day management with the former branches of PCB, will operate and conduct business under the trade name “Premier Community Bank of Florida, a division of National Bank of Commerce” for at least two (2) years following the Effective Time (along with signage, stationery and marketing materials in such name).

8.15      Non-Competition Agreements. PCB shall cause each non-employee director of PCB to execute and deliver to NCC a Non-Competition Agreement in the form attached hereto as Exhibit A, concurrently with the execution and delivery of this Agreement and effective upon the Effective Time.

8.16      Claims Letters. PCB shall cause each director and executive officer of PCB to execute and deliver a Claims Letter in the form attached hereto as Exhibit B concurrently with the execution and delivery of this Agreement and effective upon the Effective Time.

8.17      Employment Agreements.

(a)        As of the date of this Agreement, PCB has entered into agreements that terminate, effective immediately prior to (and subject to the occurrence of) the Effective Time, the employment, consulting, severance, change in control, or similar agreements or arrangements with the individuals set forth on Schedule 8.17(a) (collectively, the “Employment Agreement Termination Letters”). The foregoing terminations shall be for payment amounts not to exceed those set forth on Schedule 8.17(a).

(b)        As of the date of this Agreement, NBC (as successor to PCB) has entered into employment and non-competition agreements that become effective as of (and subject to the occurrence of) the Effective Time with the individuals set forth on Schedule 8.17(b) (the “Employment Agreements”).

8.18      Section 280G Matters. Prior to the Closing, NCC and PCB will work together in good faith to implement mutually satisfactory arrangements such that the Merger will not trigger or result in any payment, including, without limitation, any “excess parachute payment” as defined in Section 280G of the IRC, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G of the IRC.

8.19      Employee Matters.

(a)        Following the Effective Time, NCC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of PCB and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of NCC or its Subsidiaries. Subject to applicable Law and the terms and conditions of NCC’s benefit plans and the requirements of the insurers thereunder, NCC shall give the Covered Employees full credit for their prior service with PCB (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by NCC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, severance plans, vacation plans and similar arrangements maintained by NCC (which shall not include, for the sake of clarity, duplication of any severance obligations under Section 8.19(e)). Each Covered Employee’s accrued paid time off and unused sick time will be credited towards one or a combination of NCC’s welfare benefit plans.

(b)        With respect to any employee benefit plan of NCC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, NCC shall use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such NCC plan to be waived with respect to such Covered Employee to the extent that such condition was or would have been covered under the PCB Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)        Prior to the Effective Time, PCB shall take all actions requested by NCC that may be necessary or appropriate to (i) cause one or more PCB Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any PCB Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any PCB Benefit Plan for such period as may be requested by NCC, or (iv) facilitate the merger of any PCB Benefit Plan into any employee benefit plan maintained by NCC or an NCC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 8.19(c) shall be subject to NCC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d)        Nothing in this Section 8.19 shall be construed to limit the right of NCC or any of its Subsidiaries to amend or terminate any PCB Benefit Plan that is assumed by any NCC Company at or subsequent to the Effective Time or other employee benefit plan, to the extent that such amendment or termination is permitted by the terms of the applicable plan and applicable Law, nor shall anything in this Section 8.19 be construed to require NCC or any of its Subsidiaries to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by NCC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to NCC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures and satisfactory employment performance.

(e)        If, within nine (9) months after the Effective Time, any Covered Employee is terminated by any NCC Company solely as a result of the Merger (i.e., elimination of duplicative jobs, etc.), and not as a result of inadequate performance or other good cause, NCC will pay severance to such Covered Employee in an amount equal to two weeks’ pay for each twelve (12) months of such Covered Employee’s prior employment with PCB; provided, however, that in no event will the total amount of severance for any single employee exceed the lesser of $25,000 or an amount equal to 26 weeks’ pay in the aggregate. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than nine (9) months after the Effective Time will be as set forth in the severance policies of NCC and its Subsidiaries as then in effect. For the sake of clarity, this Section 8.19(e) does not apply to or benefit any Covered Employee who is a party to an Employment Agreement or any change in control or severance agreement; rather, the terms and conditions of such Employment Agreement, change in control agreement or severance agreement, as applicable, shall govern and control upon any termination of employment.

Article 9
conditions precedent to obligations to consummate

9.1        Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.4 of this Agreement:

(a)         Stockholder Approval. The stockholders of PCB shall have approved this Agreement and the consummation of the transactions provided for herein by the requisite vote, as and to the extent required by Law and by the provisions of any governing instruments.

(b)        Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) that in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

(c)        Consents and Approvals. Each of the Parties shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party that, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner that in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

(d)        Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the Merger or any other transaction provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, that seeks to restrain the consummation of the Merger or any other transaction provided for in this Agreement that, in the opinion of the NCC Board or the PCB Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e)        Tax Opinion. PCB and NCC shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of PCB Common Stock for NCC Common Stock will not give rise to gain or loss to the stockholders of PCB with respect to such exchange (except to the extent of any cash received), and (iii) neither PCB nor NCC will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for NCC shall be entitled to rely upon representations of officers of PCB and NCC reasonably satisfactory in form and substance to such counsel.

(f)        S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC, no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. NCC shall have received all state securities Law Permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the NCC Common Stock pursuant to the terms of this Agreement.

(g)        Exchange Listing. In accordance with the listing rules of Nasdaq, NCC shall have either, as applicable, (i) caused the shares of NCC Common Stock issuable to holders of PCB Common Stock upon consummation of the Merger to be approved for listing on Nasdaq or (ii) made arrangements to notify Nasdaq of the issuance of the shares of NCC Common Stock in the Merger within the requisite time period after the Closing Date.

9.2        Conditions to Obligations of NCC and NBC. The obligations of NCC and NBC to perform this Agreement and to consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by NCC pursuant to Section 11.4(a) of this Agreement:

(a)        Representations and Warranties. The representations and warranties of PCB set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), and the representations and warranties of PCB set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of PCB set forth in Section 5.3 (Capitalization) and Section 5.4 (PCB Subsidiaries) shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, and the representations and warranties of PCB set forth in Section 5.7 (Absence of Certain Changes or Events) and Section 5.18 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b)       Performance of Obligations. Each and all of the agreements, obligations and covenants of PCB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)        Certificates. PCB shall have delivered to NCC (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions to NCC’s and NBC’s obligations set forth in Sections 9.2(a), 9.2(b), 9.2(d) and 9.2(n) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by, or minutes of the respective meetings of, the PCB Board and the PCB stockholders evidencing the taking of all corporate action necessary to authorize the Merger, the execution, delivery and performance of this Agreement and all other action required hereby, all in such reasonable detail as NCC and its counsel shall request.

(d)        Net Worth Requirement. As of the close of business on the last Business Day prior to the Closing Date (the “PCB Measuring Date”), the Adjusted PCB Shareholders’ Equity shall not be less than $26,000,000, as determined in accordance with GAAP. For purposes of this Section 9.2(d), “Adjusted PCB Shareholders’ Equity” means the equity of PCB as set forth on the balance sheet of PCB on the PCB Measuring Date (excluding any Conforming Adjustments), minus any unrealized gains or plus any unrealized losses (as the case may be) in PCB’s securities portfolio due to mark-to-market adjustments as of the PCB Measuring Date and after adding the sum of (i) all fees and expenses of all attorneys, accountants, the PCB Financial Advisor and other advisors and agents for PCB and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and that do not exceed in the aggregate $800,000 (exclusive of reasonable costs paid to or advanced by such advisors) and (ii) the payments, if any, made by PCB (A) pursuant to the Employment Agreement Termination Letters and (B) as required by the terms of the change in control agreement described on Schedule 9.2(d)(ii), and (iii) the premiums, if any, paid by PCB for the D&O Insurance in accordance with Section 8.12(c).

(e)        Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of NCC in its reasonable discretion.

(f)        Indebtedness. PCB shall have delivered to NCC payoff letters, in form and substance acceptable to NCC, from the appropriate Persons relating to all items of Indebtedness (the “Payoff Letters”), together with all Lien release documents related to such Indebtedness and UCC-3 termination statements with respect to the financing statements filed against the Assets of PCB or any of the PCB Subsidiaries, in each case, in form and substance acceptable to NCC, and all such Indebtedness shall have been paid, satisfied or discharged in full by PCB prior to the Closing Date.

(g)        Matters Relating to 280G Taxes. NCC shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that PCB shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any employment agreements, change in control agreements, PCB Benefit Plans, supplemental compensation, retirement or similar arrangements between a PCB Company and any officers, directors or employees thereof.

(h)        Employment Matters. NCC shall have received documentation reasonably satisfactory to NCC that all of the Employment Agreement Termination Letters and all of the Employment Agreements have been duly executed and delivered concurrently with the execution of this Agreement and shall become fully binding and effective immediately prior to the Effective Time or as of the Effective Time, respectively, and that each of the individuals listed on Schedule 9.2(h) shall become employees of NBC as of the Effective Time under the terms of the Employment Agreements.

(i)        Regulatory Matters. No Governmental Authority or Regulatory Authority or the staff thereof shall have (i) asserted that any PCB Company is not in material compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any PCB Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of NCC, restricts or impairs the conduct of such PCB Company’s business or future prospects.

(j)        Absence of Adverse Facts. There shall have been no determination by NCC in good faith that any fact, Litigation, claim, event or condition exists or has occurred that, in the judgment of NCC, (i) would have a Material Adverse Effect on, or that may be foreseen to have a Material Adverse Effect on, PCB or the consummation of the transactions provided for in this Agreement, (ii) would be materially adverse to the interests of NCC on a consolidated basis or (iii) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on any national securities exchange.

(k)        Consents Under Agreements. PCB shall have obtained all Consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Association to, or the continuation by a PCB Subsidiary of, as the case may be, any obligation, right or interest of PCB or such PCB Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such Consents and approvals would not in the reasonable opinion of NCC, individually or in the aggregate, have a Material Adverse Effect on the Surviving Association or the PCB Subsidiary at issue or upon consummation of the transactions provided for in this Agreement.

(l)        Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority that, in connection with the grant of any Consent by any Regulatory Authority, imposes any restriction or condition on NCC or any NCC Subsidiary, that, even if not reasonably likely to have a Material Adverse Effect on NCC, in the opinion of NCC is materially and unreasonably burdensome on NCC’s business following the Effective Time or that would reduce the economic benefits of the transactions contemplated by this Agreement to NCC to such a degree that NCC would not have entered into this Agreement had such condition or restriction been known to it at the date hereof.

(m)        Certification of Claims. PCB shall have delivered a certificate to NCC that PCB is not aware of any pending, threatened or potential claim against the directors or officers of any of the PCB Companies or under the directors’ and officers’ insurance policy or the fidelity bond coverage of PCB or any PCB Company.

(n)        Loan Portfolio. NCC shall have received Schedule 5.9(a)(iv) updated as of the PCB Measuring Date, and there shall not have been any material increase since the date of this Agreement in the Loans described or required to be described thereon; provided, however, that, regardless of any such increase, the condition in this Section 9.2(n) shall be deemed to be satisfied if the quotient of the aggregate amount of the Classified Loans of PCB as of the PCB Measuring Date, divided by the sum of (i) PCB’s equity, plus (ii) the PCB Allowance, both as set forth on PCB’s balance sheet on the PCB Measuring Date, is less than 0.20.

(o)        PCB Benefit Plans. NCC shall have received such evidence and documentation as it shall have reasonably requested to effectuate the provisions of Section 8.21(c) regarding the PCB Benefit Plans. NCC shall be satisfied that the PCB Options shall be treated in accordance with this Agreement.

(p)        Related Agreements. None of the Voting Agreements, Non-Competition Agreements or Claims Letters delivered pursuant to this Agreement shall have been amended, revoked or terminated by any party thereto (other than by a non-breaching party due to a material breach by NBC or NCC).

(q)        Legal Proceedings. No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any PCB Company and/or their respective officers or directors that would result in a Material Adverse Effect on such PCB Company.

9.3        Conditions to Obligations of PCB. The obligations of PCB to perform this Agreement and to consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by PCB pursuant to Section 11.4(b) of this Agreement:

(a)        Representations and Warranties. The representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), and the representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of NCC set forth in Section 6.6 (Absence of Certain Changes or Events) and Section 6.10 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b)        Performance of Obligations. Each and all of the agreements, obligations and covenants of NCC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)        Certificates. NCC shall have delivered to PCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its President and Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions to PCB’s obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the NCC Board evidencing the taking of all corporate action necessary to authorize the Merger and the execution, delivery and performance of this Agreement by NCC, and the consummation of the transactions provided for herein, and (iii) certified copies of resolutions duly adopted by the Board of Directors of NBC and by NCC as the sole stockholder of NBC evidencing the taking of all corporate action necessary to authorize the Merger and the execution, delivery and performance of this Agreement by NBC, and the consummation of the transactions provided for herein, all in such reasonable detail as PCB and its counsel shall request.

(d)        Regulatory Matters. No Governmental Authority or Regulatory Authority or the staff thereof shall have (i) asserted that any NCC Company is not in material compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, or (ii) issued, or required any NCC Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of PCB, restricts or impairs the conduct of such NCC Company’s business or future prospects.

Article 10
TERmination

10.1      Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of PCB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)        by mutual written consent of the NCC Board and the PCB Board; or

(b)        by the NCC Board or the PCB Board in the event of an inaccuracy of any representation or warranty contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c)        by the NCC Board or the PCB Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d)        by the NCC Board or the PCB Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger or the other transactions provided for herein shall have been denied by final non-appealable action of such authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal, or (ii) the stockholders of PCB fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at the PCB Stockholders’ Meeting where the transactions are presented to such PCB stockholders for approval and voted upon; or

(e)        by the NCC Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to PCB, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement that are reasonably likely to cause or result in any Material Adverse Effect with respect to PCB, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by PCB of notice in writing from NCC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f)        by the PCB Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to NCC, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement that are reasonably likely to cause or result in any Material Adverse Effect with respect to NCC, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by NCC of notice in writing from PCB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g)        by the NCC Board or the PCB Board if the Merger shall not have been consummated on or before 270 days following the date of this Agreement, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); provided, however, that if on such 270th day approval by a Regulatory Authority is pending and has not been finally resolved or any stockholder litigation referenced in Section 7.6 has not been resolved (by dismissal, settlement or otherwise), such number of days shall be automatically increased from 270 to 360; or

(h)        by the NCC Board or the PCB Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating Party; or

(i)        by the NCC Board if (i) the holders of in excess of five percent (5%) of the outstanding shares of PCB Common Stock properly assert their dissenters’ rights of appraisal pursuant to applicable Law; or

(j)        by the NCC Board if (i) the PCB Board shall have withdrawn, or adversely modified, or failed upon NCC’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the PCB Board shall have approved or recommended to the stockholders of PCB that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) PCB fails to call the PCB Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than PCB or an Affiliate of PCB) or group becomes the beneficial owner of 50% or more of the outstanding shares of PCB Common Stock; or

(k)        by the PCB Board if it concludes in good faith that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with outside legal counsel) that failure to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal would likely result in a violation of its fiduciary duties under applicable Law; provided, however, that the PCB Board may not terminate this Agreement pursuant to this Section 10.1(k) unless and until (i) PCB shall have complied with the terms of this Agreement; (ii) the PCB Board determines in good faith (after consultation with outside legal counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by NCC under this Section 10.1(k); (iii) the PCB Board has given NCC at least three (3) Business Days’ prior written notice of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the Person making such Superior Proposal) and has contemporaneously provided to NCC an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (iv) PCB has negotiated, and has caused its representatives to negotiate, in good faith with NCC during such notice period (to the extent that NCC wishes to negotiate) to enable NCC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, PCB shall, in each case, be required to deliver to NCC a new written notice, the notice period shall recommence, and PCB shall be required to comply with its obligations under this Section 10.1(k) with respect to such new written notice. Any termination under this Section 10.1(k) shall be subject to NCC’s receipt of the Termination Fee as set forth in Section 10.2(b), and if such amount is not received by NCC in accordance therewith, any purported termination pursuant to this Section 10.1(k) shall be null and void. PCB agrees (x) that it will not enter into a definitive agreement with respect to any Superior Proposal until at least the fifth (5th) Business Day after it has provided the notice to NCC required hereby, and (y) to notify NCC promptly in writing if its intention to enter into a definitive agreement as referred to in its notification shall change at any time after giving such notification; or

(l)         by the PCB Board if both of the following conditions are satisfied:

(i)     the Average Quoted Price is less than $33.33 (calculated as 80% of the Starting Price); and

(ii)     the quotient obtained by dividing the Average Quoted Price by the Starting Price is less than 80% of the quotient obtained by dividing the Average Index Price on the Determination Date by $ 4,257.24 (calculated as the Average Index Price on the Nasdaq trading day prior to the effective date of this Agreement).

If the PCB Board elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to NCC at any time during the two (2) Business Day period commencing on the Business Day following the Determination Date; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned two (2) Business Day period. During the two (2) Business Day period commencing on the Business Day following the day on which NCC receives such notice, NCC shall have the option, but not the obligation, to increase the consideration to be paid for each share of PCB Common Stock by making a cash payment (as part of the Merger consideration in addition to, and not in lieu of, the Per Share Exchange Ratio and the Per Share Cash Consideration) for each share of PCB Common Stock (the “Additional Cash Payment Per Share”) in an amount (rounded to the nearest cent) equal to the product of (x) the Per Share Exchange Ratio and (y) the difference between (i) $33.33 (calculated as 80% of the Starting Price) and (ii) the Average Quoted Price; provided, however, that NCC shall not be permitted to elect to make the Additional Cash Payment Per Share if making such cash payments would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

If NCC makes this election within such two (2) Business Day period, it shall give prompt written notice to PCB of such election, whereupon no termination shall have occurred pursuant to this Section 10.1(l), and this Agreement shall remain in effect in accordance with its terms. If the Closing Date would naturally occur during NCC’s two (2) Business Day option period pursuant to the terms of this Agreement, the Closing Date shall be extended until a date selected by NCC no more than ten (10) Business Days following the close of such two-day period (unless NCC does not exercise its option and the Agreement is thereby terminated).

PCB and the PCB Subsidiaries shall not, and shall use their best efforts to ensure that their respective executive officers, directors, and stockholders who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of PCB do not, purchase or sell on Nasdaq, or submit a bid to purchase or an offer to sell on Nasdaq, directly or indirectly, any shares of NCC Common Stock or any options, rights or other securities convertible into shares of NCC Common Stock during the determination period for the Average Quoted Price.

For purposes of this Section 10.1(l), the following terms shall have the meanings indicated:

“Average Index Price” on a given date means the price (rounded to two decimal places) derived by adding the closing price of the Nasdaq Bank Index as reported by Bloomberg LP (symbol: CBNK) on each of the ten (10) consecutive Nasdaq trading days ending on such given date, and dividing such sum by ten (10).

“Average Quoted Price” has the meaning defined in Section 11.1.

“Determination Date” means the Nasdaq trading day ending on the fifth (5th) Business Day prior to the Closing Date.

“Starting Price” means $41.67.

The calculations pursuant to this Section 10.1(l) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into NCC Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of NCC Common Stock outstanding after the date hereof and prior to the Closing Date.

10.2      Effect of Termination.

(a)        In the event of a termination of this Agreement by either the NCC Board or the PCB Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of NCC or PCB or their respective Subsidiaries or any of the officers or directors of any of them, except that this Section 10.2 and Article 11 and Sections 8.2 (Access to Information) and 8.7 (Expenses) of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b)        In the event that this Agreement is terminated (i) by the NCC Board pursuant to Section 10.1(j), (ii) by the PCB Board pursuant to Section 10.1(k), or (iii) otherwise by the PCB Board at a time when the NCC Board or NCC has grounds to terminate the Agreement pursuant to Section 10.1(j), then PCB shall, in the case of clause (i), two (2) Business Days after the date of such termination or, in the case of clause (ii) or (iii), on the date of such termination, pay to NCC, by wire transfer of immediately available funds, the amount of $2,500,000 (the “Termination Fee”).

(c)        In the event that (i) after the date of this Agreement an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by PCB stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to PCB, and thereafter this Agreement is terminated by the NCC Board or the PCB Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine (9) months of such termination PCB enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal, then PCB shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to NCC, by wire transfer of immediately available funds, the Termination Fee.

(d)        PCB acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, NCC would not enter into this Agreement; accordingly, if PCB fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, NCC commences a suit which results in a judgment for any of the Termination Fee, PCB shall pay NCC its costs and expenses (including attorneys’ fees) in connection with such suit.

(e)        Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful breach of this Agreement, the payment of the Termination Fee pursuant to this Section 10.2 shall fully discharge PCB from, and be the sole and exclusive remedy of NCC and NBC with respect to, any and all losses that may be suffered by them based upon, resulting from, or rising out of the circumstances give rise to such termination of this Agreement. In no event shall PCB be required to pay the Termination Fee on more than one occasion.

10.3      Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply in whole or in part after the Effective Time.

Article 11
MISCELLANEOUS

11.1      Definitions.(a)      Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal,” with respect to PCB, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving PCB or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the business, Assets or deposits of, PCB or any of its Subsidiaries, including a plan of liquidation of PCB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Regulatory Authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage Loans originated, purchased or serviced by any PCB Company or (ii) originate, purchase, or service mortgage Loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“Agreement” means this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Quoted Price” means the price (rounded to two decimal places) derived by adding the closing price of one share of NCC Common Stock as reported on Nasdaq on each of the ten (10) consecutive trading days ending on the fifth Business Day prior to the Closing Date, and dividing such sum by ten (10).

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking institutions in Alabama or Florida are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Classified Loans” means Loans that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by PCB or by any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.

“Closing” means the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Designated Representative”

(a)     with respect to PCB, means James F. Kuhlman; and

(b)     with respect to NCC, means William E. Matthews, V; and/or Richard Murray, IV.

“DGCL” means the Delaware General Corporation Law, as amended.

“Effective Time” means the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

“Employment Laws” means all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” means all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any related company or trade or business that is required to be aggregated with any PCB Company under Sections 414(b), (c), (m) or (o) of the IRC.

“Exchange Agent” means Broadridge Corporate Issuer Solutions, Inc.

“FBCA” means the Florida Business Corporation Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency, commission, bureau, department, authority, court, arbitration tribunal or instrumentality of any such government or political subdivision or regulatory authority.

“Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Indebtedness” means the aggregate amount (including the current portion thereof), without duplication, of:

(a)      all of PCB’s and each PCB Subsidiary’s indebtedness, contingent or otherwise, for money borrowed from others, purchase money indebtedness (other than accounts payable by PCB or a PCB Subsidiary to any Person in the ordinary course of business to the extent such accounts payable are not more than ninety (90) days past due) and reimbursement obligations of PCB or a PCB Subsidiary with respect to letters of credit;

(b)      all of the indebtedness and obligations of the type described in clause (a) of this definition guaranteed in any manner by PCB or a PCB Subsidiary through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding the endorsements of checks and other instruments in the ordinary course of business;

(c)      all of the indebtedness or obligations of the type described in clauses (a) and (b) of this definition secured by any Lien upon property owned by PCB or a PCB Subsidiary, even though neither PCB nor a PCB Subsidiary has in any manner become liable for the payment of such indebtedness;

(d)      all of PCB’s or a PCB Subsidiary’s obligations to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property that are required to be classified and accounted for as capital leases on a consolidated balance sheet of PCB as of such date computed in accordance with GAAP;

(e)      the deferred purchase price of Assets, property or services incurred outside the ordinary course of business by PCB or a PCB Subsidiary;

(f)      all indebtedness of others guaranteed or in effect guaranteed directly or indirectly in any manner by PCB or a PCB Subsidiary;

(g)      all obligations pursuant to which PCB or a PCB Subsidiary is responsible for any earn-out or similar contingent purchase price payment arising from events occurring on or before the Effective Time; and

(h)      all accrued but unpaid interest expense and all penalties, fees, charges and prepayment premiums that are payable, in each case with respect to any of the indebtedness or obligations described in this definition, including as a result of the entry into this Agreement and the consummation of the Merger (including any repayment of Indebtedness at or prior to the Effective Time).

“Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage Loans originated, purchased or serviced by any PCB Company, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage Loans or the related collateral.

“IRC” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Party or any of its Subsidiaries means the actual knowledge of the officers and directors of such Party or its Subsidiary, as applicable, and that knowledge that any director of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such Party or its Subsidiary, as applicable, and that knowledge that any executive officer of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party or its Subsidiary, as applicable.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) Liens for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage Loan originated, purchased or serviced by any PCB Company or a security backed by or representing an interest in any such mortgage Loan.

“Loan Property” means any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” on a Party means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided, however, that “material adverse impact” shall not be deemed to include the impact of (w) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which a Party operates, (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of Governmental Authorities, (y) changes in GAAP or RAP generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties, except to the extent that the changes described in clauses (w), (x) and (y) have a materially disproportionate adverse effect on such Party relative to other similarly situated participants in the markets in which such Party operates.

“Merger” means the merger of PCB with and into NBC referred to in the Preamble of this Agreement.

“Nasdaq” means the Nasdaq Global Select Market System.

“NCC Board” means the Board of Directors of NCC.

“NCC Common Stock” means the common stock of NCC, par value $0.01 per share.

“NCC Companies” means, collectively, NCC and all NCC Subsidiaries.

“NCC Financial Statements” means (i) the audited consolidated balance sheets (including related notes and schedules, if any) of NCC as of December 31, 2017, 2016 and 2015, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, and (ii) the consolidated balance sheets of NCC (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2017.

“NCC Preferred Stock” means the preferred stock of NCC, par value $0.01 per share.

“NCC Subsidiaries” means the Subsidiaries of NCC.

“OCC” means the Office of the Comptroller of the Currency.

“Order” means any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” means any facility in which a Party or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” means PCB, NCC or NBC, and “Parties” means PCB, NCC and NBC.

“PCB Board” means the Board of Directors of PCB.

“PCB Call Reports” means (i) the Reports of Income and Condition of PCB for the years ended December 31, 2017, 2016 and 2015, as filed with the FDIC; and (ii) the Reports of Income and Condition of PCB delivered by PCB to NCC with respect to periods ended subsequent to December 31, 2017.

“PCB Common Stock” means the common stock of PCB, par value $5.00 per share.

“PCB Companies” means, collectively, PCB and all PCB Subsidiaries.

“PCB Financial Statements” means (i) the audited balance sheets (including related notes and schedules, if any) of PCB as of December 31, 2017, 2016 and 2015, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Hacker, Johnson & Smith PA, independent certified public accountants, and (ii) the unaudited balance sheets of PCB (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2017.

“PCB Preferred Stock” means the preferred stock of PCB, par value $1.00 per share.

“PCB Stock Option Plans” means (i) the 1st Manatee Bank Amended and Restated Stock Option Plan, (ii) the 1st Manatee Bank 2015 Stock Option Plan and (iii) the 1st Manatee Bank 2017 Stock Option Plan.

“PCB Stockholders’ Meeting” means the meeting of the stockholders of PCB to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“PCB Subsidiaries” means the Subsidiaries of PCB and any corporation, bank, savings association or other organization formed or acquired as a Subsidiary of PCB in the future and owned by PCB at the Effective Time.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“RAP” means regulatory accounting principles.

“Regulatory Authorities” means, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, Nasdaq and the SEC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal that the PCB Board concludes in good faith to be more favorable from a financial point of view to PCB’s stockholders than the Merger and the other transactions contemplated hereby, after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, NCC agreeing that the PCB Financial Advisor is a nationally recognized investment banking firm), after taking into account (i) the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (ii) all legal (with the advice of outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 10%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and the definition of Acquisition Proposal shall only refer to a transaction involving PCB and not its Subsidiaries.

“Tax” or “Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(b)     Capitalized terms defined in other Sections of this Agreement shall have the definitions set forth in such Sections, as indicated below.

Defined Term	Section

Acquisition Agreement	7.5(a)

Additional Cash Payment Per Share	10.1(l)

Adjusted PCB Shareholders’ Equity	9.2(d)

Average Index Price	10.1(l)

Certificate of Objections	8.5

Closing Date	1.2

COBRA Coverage	5.14(f)(i)

Conforming Adjustments	8.11

Covered Employees	8.19(a)

Cutoff	4.2

D&O Insurance	8.12(c)

Determination Date	10.1(l)

Dissenter Provisions	3.3

Defined Term	Section

Dissenting Shares	3.3

Dissenting Stockholder	3.3

Employment Agreements	8.17(b)

Employment Agreement Termination Letters	8.17(a)

Identifiable Personal Information	5.31

Indemnified Party	8.12(a)

Loans	5.9(a)(i)

Maximum D&O Tail Premium	8.12(c)

NBC	Preamble

NCC	Preamble

NCC Financial Advisor	6.16

NCC Option	3.1(f)

OFAC	5.12(b)

Option Conversion Ratio	3.1(e)(i)

Payoff Letters	9.2(f)

PCB	Preamble

PCB Advisory Fee	5.24

PCB Allowance	5.9(a)(v)

PCB Benefit Plans	5.14(a)

PCB Certificate	4.1

PCB Contracts	5.15

PCB Dissenting Shares	3.3

Defined Term	Section

PCB ERISA Plan	5.14(a)

PCB Financial Advisor	5.24

PCB Litigation Reserve	5.9(a)(v)

PCB Measuring Date	9.2(d)

PCB Option	3.1(f)

PCB OREO Reserve	5.9(a)(v)

Per Share Cash Consideration	3.1(d)

Per Share Exchange Ratio	3.1(d)

Per Share Merger Consideration	3.1(d)

Proxy Statement-Prospectus	5.18

Related Interest	5.15

Starting Price	10.1(l)

Surviving Association	1.1

S-4 Registration Statement	5.18

Takeover Laws	5.28

Tax Opinion	9.1(e)

Termination Fee	10.2(b)

11.2     Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the Parties hereto with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3      Amendments. This Agreement may be amended by NCC and PCB, by action taken or authorized by their respective Boards, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of PCB; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of PCB, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of NCC and PCB.

11.4      Waivers.

(a)        Prior to or at the Effective Time, NCC, acting through its Board, President and Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PCB, to waive or extend the time for the compliance or fulfillment by PCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NCC and/or NBC under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NCC. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that NCC, NBC and/or their respective representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b)        Prior to or at the Effective Time, PCB, acting through the PCB Board, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NCC or NBC, to waive or extend the time for the compliance or fulfillment by NCC or NBC of any and all of their respective obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PCB under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PCB. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that PCB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5      Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6      Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to PCB, to:	Premier Community Bank of Florida 901Venetia Bay Boulevard, Suite 100 Venice, FL 34285 Attention: James F. Kuhlman

with a copy to:	Smith Mackinnon, PA Citrus Center, Suite 1200 255 South Orange Avenue Orlando, Florida 32801 Attention: John P. Greeley, Esq.

If to NCC or NBC, to:	National Commerce Corporation 813 Shades Creek Parkway, Suite 100 Birmingham, AL 35209 Attention: William E. Matthews, V

with a copy to:	Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North 2400 Regions/Harbert Plaza Birmingham, AL 35203 Attention: John P. Dulin, Jr., Esq.

11.7      Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PCB or NCC, each of PCB and NCC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8      Governing Law; Jury Waiver. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal Law shall be applicable. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document. The exchange of copies of this Agreement and of signature pages by fax, e-mail or similar electronic means shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Transmission of executed counterparts by fax, e-mail or similar electronic means shall have the same effect as physical delivery of manually signed originals.

11.10      Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.11      Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any Litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing Party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13      Construction of Terms. Where the context so requires or permits, use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein shall be computed in accordance with, generally accepted accounting principles consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14      Exhibits and Schedules. Each of the Exhibits and Schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made. The disclosures in the Schedules to this Agreement relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15      No Third Party Beneficiaries. Except for (a) if the Effective Time occurs, Section 8.12, which is intended to benefit each Indemnified Party and his or her heirs and representatives, and (b) if the Effective Time occurs, the right of the holders of PCB Common Stock to receive the Per Share Merger Consideration payable pursuant to this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

11.16      Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to or following the Effective Time, NCC shall be entitled to revise the structure of the Merger in order to substitute a different NCC Subsidiary (or no NCC Subsidiary) in the place of NBC, whereby PCB or such other NCC Subsidiary would be the surviving bank upon consummation of the Merger, or whereby the Merger would be abandoned, provided in any case that each of the transactions comprising such revised structure shall (a) fully qualify as, or fully be treated as part of, one or more tax free reorganizations within the meaning of Section 368(a) of the IRC, (b) be capable of consummation in as timely a manner as the Merger provided for herein, and (c) not otherwise be prejudicial to the interests of PCB’s stockholders. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by its respective authorized officers as of the day and year first above written.

National Commerce Corporation
Attest:

By:	/s/ Cindy Payton	By:	/s/ Richard Murray, IV
	Cindy Payton	Its:	President and Chief Executive Officer
Secretary

National Bank of Commerce
Attest:

By:	/s/ Cindy Payton	By:	/s/ Richard Murray, IV
	Cindy Payton	Its:	President and Chief Executive Officer
Secretary

Premier Community Bank of Florida
Attest:

By:	/s/ Kristen Sanders	By:	/s/ James F. Kuhlman
	Executive Assistant	Its:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

List of Exhibits

Exhibit A	Form of Non-Competition Agreement

Exhibit B	Form of Claims Letter

List of Schedules

Schedule 5.2(b):	No Conflict (PCB)

Schedule 5.2(c):	Notices; Consents (PCB)

Schedule 5.3(c):	Outstanding PCB Options (PCB)

Schedule 5.3(e):	Indebtedness (PCB)

Schedule 5.5:	Financial Statements (PCB)

Schedule 5.6:	Undisclosed Liabilities (PCB)

Schedule 5.7:	Changes or Events (PCB)

Schedule 5.8(f):	Disallowed Deductions under IRC Sections 280G or 162(m) (PCB)

Schedule 5.9(a)(i)	Loans over 90 Days (PCB)

Schedule 5.9(a)(ii)	Insider Loans (PCB)

Schedule 5.9(a)(iv):	Classified Loans (PCB)

Schedule 5.9(b):	Loan Repurchase Obligations (PCB)

Schedule 5.10:	Liens (PCB)

Schedule 5.10(a):	Real Property (PCB)

Schedule 5.10(b):	Leasehold Property (PCB)

Schedule 5.10(c):	Insurance Policies (PCB)

Schedule 5.12:	Compliance With Laws (PCB)

Schedule 5.13(b):	Officers and Directors (PCB)

Schedule 5.14(a):	Employee Benefit Plans (PCB)

Schedule 5.14(c):	Payments Due Directors and Employees (PCB)

Schedule 5.14(e):	Tax Gross-Ups (PCB)

Schedule 5.14(f)(ii):	Self-Insured or Funded PCB Benefit Plans (PCB)

Schedule 5.15:	Material Contracts (PCB)

Schedule 5.16:	Legal Proceedings (PCB)

Schedule 5.20:	Offices (PCB)

Schedule 5.22:	Intellectual Property (PCB)

Schedule 5.24:	Broker’s Fees (PCB)

Schedule 5.29:	Management Contracts (PCB)

Schedule 5.32	Brokered Deposits (PCB)

Schedule 5.35:	No Broker-Dealer (PCB)

Schedule 7.2(g):	Incentive Compensation Cap

Schedule 7.2(i):	Incentive Compensation Accrual

Schedule 7.2(n):	Unfunded Loan Commitments

Schedule 7.2(y):	Real Property Transfers

Schedule 8.17(a):	Employment Agreement Termination Letters

Schedule 8.17(b):	Employment Agreements

Schedule 9.2(d)(ii)	Change in Control Agreement

Schedule 9.2(h):	Required Employment Agreements